Exhibit 99.4

Financial Statements and Supplementary Data

REPORT OF MANAGEMENT

The Board of Directors and Stockholders of
ExpressJet Holdings, Inc.

            Management is responsible for the preparation and fair presentation of the financial statements included in this report.  The financial statements have been prepared in conformity with U.S. generally accepted accounting principles and reflect management’s judgments and estimates concerning effects of events and transactions that are accounted for and disclosed.

            Management is also responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a -15(f) and 15d - 15(f) under the Securities Exchange Act of 1934.  The internal control over financial reporting of ExpressJet Holdings, Inc. (the “Company”) is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles.  The Company’s internal control over financial reporting includes those policies and procedures that:

(i)	pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of assets of the Company;
(ii)

provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and

(iii)

Provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements.

            Management recognizes that there are inherent limitations in the effectiveness of any internal control over financial reporting, including the possibility of human error and the circumvention or overriding of internal control.  Accordingly, even effective internal control over financial reporting can provide only reasonable assurance with respect to financial statement preparations and may not prevent or detect misstatements.  Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

            Under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer, we conducted an evaluation of the effectiveness of our internal control over financial reporting as of December 31, 2008 based on the framework in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.  Based on that evaluation, our management concluded that our internal control over financial reporting was effective as of December 31, 2008.

            Management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2008 has been audited by Ernst & Young, LLP, an independent registered public accounting firm, as stated in their report which is included elsewhere herein.

/s/ JAMES B. REAM James B. Ream President and Chief Executive Officer	/s/ LAMPHUNG NGO-BURNS LamPhung Ngo-Burns Vice President and Chief Financial Officer
/s/ ROBERT BICKMORE Robert Bickmore Senior Director and Controller

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of
ExpressJet Holdings, Inc.

            We have audited the accompanying consolidated balance sheets of ExpressJet Holdings, Inc. (the “Company”) as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

            We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

            In our opinion, the financial statements referred to above, present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2008 and 2007, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.

            As discussed in Note 1 to our consolidated financial statements, the consolidated financial statements have been adjusted for the retrospective application of FASB Staff Position No. APB 14-1, "Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)", which became effective January 1, 2009.

            We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 27, 2009 expressed an unqualified opinion thereon.

Houston, Texas February 27, 2009 except for Note 1 as to which the date is October 16, 2009.	/s/ Ernst & Young LLP ERNST & YOUNG LLP

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of
ExpressJet Holdings, Inc.

            We have audited ExpressJet Holdings, Inc.’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). ExpressJet Holdings Inc.’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Report of Management. Our responsibility is to express an opinion on the company’s internal control over financial reporting based on our audit.

            We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

            A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

            Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements.  Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

            In our opinion, ExpressJet Holdings, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on the COSO criteria.

            We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of ExpressJet Holdings, Inc. as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2008 of ExpressJet Holdings, Inc. and our report dated February 27, 2009 expressed an unqualified opinion thereon.

Houston, Texas February 27, 2009	/s/ ERNST & YOUNG LLP ERNST & YOUNG LLP

EXPRESSJET HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(As Adjusted (Note 1))

	Year Ended December 31,

	2008	2007	2006
Operating Revenue
Passenger	$1,276,781	$1,647,999	$1,670,544
Ground handling and other	41,432	37,546	11,612

	1,318,213	1,685,545	1,682,156

Operating Expenses:
Wages, salaries and related costs	397,544	437,568	386,678
Aircraft rentals	197,122	344,166	332,441
Aircraft fuel and related taxes	228,048	323,218	227,164
Maintenance, materials and repairs	197,443	202,513	191,399
Other rentals and landing fees	96,215	119,165	115,620
Ground handling	59,553	97,157	99,876
Outside services	48,617	58,320	51,266
Marketing and distribution	25,653	31,391	119
Depreciation and amortization	33,353	29,963	25,770
Impairment of fixed assets and goodwill	20,816	—	—
Special charges	22,384	—	—
Other operating expenses	107,920	148,955	110,752

	1,434,668	1,792,416	1,541,085

Operating Income (Loss)	(116,455)	(106,871)	141,071

Nonoperating Income (Expense):
Gain on extinguishment of debt	29,892	888	—
Settlement of fuel contracts	23,149	—	—
Impairment charges on investments	(21,483)	(7,000)	—
Amortization of debt discount	(10,477)	(11,179)	(9,764)
Interest expense	(9,072)	(8,496)	(7,335)
Interest income	5,831	15,744	14,665
Capitalized interest	791	1,330	294
Equity investments loss, net	(1,291)	(1,304)	(2,036)
Other, net	1,542	(275)	(203)

	18,882	(10,292)	(4,379)

Income (Loss) before Income Taxes	(97,573)	(117,163)	136,692
Income Tax Benefit (Expense)	7,293	40,922	(50,181)

Net Income (Loss)	$(90,280)	$(76,241)	$86,511

Basic Earnings (Loss) per Common Share	$(8.01)	$(14.20)	$16.06

Diluted Earnings (Loss) per Common Share	$(8.01)	$(14.20)	$15.65

Shares Used in Computing Basic Earnings (Loss) per Common Share	11,265	5,369	5,386
Shares Used in Computing Diluted Earnings (Loss) per Common Share	11,265	5,369	6,153

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

EXPRESSJET HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)
(As Adjusted (Note 1))

ASSETS	December 31,
	2008	2007

Current Assets:
Cash and cash equivalents	$57,528	$189,259
Restricted cash	20,460	24,756
Short-term investments	41,369	—
Accounts receivable, net	11,212	15,677
Spare parts and supplies, net	23,850	26,598
Income tax receivable	383	37,081
Prepayments and other	6,929	9,013

Total Current Assets	161,731	302,384

Property and Equipment:
Owned property and equipment:
Flight equipment	222,401	233,237
Other	168,291	169,386

	390,692	402,623
Less: Accumulated depreciation	(169,804)	(139,044)

	220,888	263,579

Capital Leases:
Ground service equipment	43	4,338
Less: Accumulated amortization	(11)	(4,219)

	32	119

Total Property and Equipment	220,920	263,698

Investments in Other Entities	1,600	9,713
Reorganization Value in Excess of Amounts Allocable to Identifiable Assets, net	—	12,789
Airport Operating Rights, net of accumulated amortization of $0 and $1,560	—	3,440
Debt Issuance Cost, net	1,722	1,970
Other Assets, net	2,916	3,614

Total Assets	$388,889	$597,608

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

EXPRESSJET HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except for share data)
(As Adjusted (Note 1))

LIABILITIES AND	December 31,
STOCKHOLDERS' EQUITY	2008	2007

Current Liabilities:
Current maturities of long-term debt, net of discount of $0 and $7,093, respectively	$3,459	$131,066
Current maturities of capital lease obligations	3	217
Accounts payable	1,842	4,036
Accrued payroll and related costs	36,672	47,985
Accrued airport service costs	10,221	22,875
Accrued maintenance, materials and repair costs	11,558	19,406
Accrued taxes	10,541	11,434
Air traffic liability	—	18,213
Amounts due to Continental Airlines, net	1,539	4,726
Accrued other liabilities	20,437	29,633

Total Current Liabilities	96,272	289,591

Long-term Debt	5,848	9,308

11.25% Convertible Notes, net of discount of $21,109 and $0, respectively	39,740	—

Capital Lease Obligations	11	14

Deferred Income Taxes	42,807	52,358

Other Long-term Liabilities	1,750	9,500

Commitments and Contingencies – See Note 15

Stockholders’ Equity:
Preferred stock - $.01 par, 10,000,000 shares authorized, no shares issued or outstanding, respectively	—	—
Common stock - $.01 par, 150,000,000 shares authorized, and 22,024,439 and 5,513,869 shares issued, respectively	220	55
Additional paid-in capital	263,859	199,862
Accumulated earnings (loss)	(44,538)	48,077
Accumulated other comprehensive income (loss)	(20)	540
Common stock held in treasury, at cost 4,344,666 and 310,449 shares, respectively	(17,060)	(11,697)

Total Stockholders’ Equity	202,461	236,837

Total Liabilities and Stockholders’ Equity	$388,889	$597,608

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

EXPRESSJET HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(As Adjusted (Note 1))

	Year Ended December 31,

	2008	2007	2006

Net Cash Flows provided by (used in) Operating Activities	$(56,092)	$(39,930)	$118,712

Cash Flows from Investing Activities:
Capital expenditures	(10,306)	(48,934)	(27,542)
Proceeds from the sale of property and equipment	12,468	—	397
Purchase of short-term investments	(64,425)	—	—
Proceeds from the sale of short-term investments	9,869	—	—
Investments in and advances to equity ownerships	—	—	(6,414)
Investments in restricted cash	(2,608)	(4,349)	(2,009)

Net cash used in investing activities	(55,002)	(53,283)	(35,568)

Cash Flows from Financing Activities:
Repurchase of common stock	(7,965)	(8,013)	—
Payments on note payable to Continental Airlines	—	—	(17,545)
Payments on long-term debt and capital lease obligations	(14,515)	(5,023)	(1,642)
Proceeds from issuance of common stock related to Employee Stock Purchase Plan	1,307	416	391
Payments related to modification of convertible notes’ terms	(2,000)	—	—
Other	2,536	3,459	—

Net cash used in financing activities	(20,637)	(9,161)	(18,796)

Net Increase (Decrease) in Cash and Cash Equivalents	(131,731)	(102,374)	64,348
Cash and Cash Equivalents - Beginning of Year	189,259	291,633	227,285

Cash and Cash Equivalents - End of Year	$57,528	$189,259	$291,633

Supplemental Cash Flow Information:
Interest paid, net	$5,397	$6,935	$7,186
Income taxes paid (refunded) – including payments (refunds) under tax agreement with Continental Airlines	$(37,596)	$(5,028)	$65,783

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

EXPRESSJET HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)
(In thousands)
(As Adjusted (Note 1))

						Unearned	Accumulated
					Additional	Compensation	Other	Accumulated
	Common Stock		Treasury Stock		Paid-in	On Restricted	Comprehensive	Earnings
	Shares	Amount	Shares	Amount	Capital	Stock	Income/(Loss)	(Deficit)	Total

Balance as of December 31, 2005	5,465	$55	60	$(5,675)	$165,566	$(1,518)	$—	$50,082	$208,510
Impact of adoption of FSP APB14-1	—	—	—	—	29,126	—	—	(11,662)	17,464
Net Income / (Loss)	—	—	—	—	—	—	—	86,511	86,511
Other Postretirement Employee Benefits, net of tax	—	—	—	—	—	—	364	—	364
Total Comprehensive Income	—	—	—	—	—	—	—	—	104,339
Issuance of common stock pursuant to stock plans	—	—	(13)	1,184	(631)	—	—	(298)	255
Cancellation of previously issued equity awards	—	—	2	(113)	12	—	—	—	(101)
Amortization of deferred compensation	—	—	—	—	(1,554)	1,518	—	—	(36)
Stock based compensation	—	—	—	—	2,743	—	—	—	2,743
Deferred compensation income tax effect	—	—	—	—	14	—	—	—	14

Balance as of December 31, 2006	5,465	$55	49	$(4,604)	$195,276	$—	$364	$124,633	$315,724
Net Income / (Loss)	—	—	—	—	—	—	—	(76,241)	(76,241)
IDebt extinguishment under FSP APB14-1	—	—	—	—	(1,020)	—	—	—	(1,020)
Other Postretirement Employee Benefits, net of tax	—	—	—	—	—	—	176	—	176
Total Comprehensive Loss	—	—	—	—	—	—	—	—	(77,085)
Issuance of common stock pursuant to stock plans	49	—	(11)	1,074	(61)	—	—	(315)	698
Cancellation of previously issued equity awards	—	—	2	(154)	—	—	—	—	(154)
Stock based compensation	—	—	—	—	5,667	—	—	—	5,667
Stock repurchases	—	—	270	(8,013)	—	—	—	—	(8,013)

Balance as of December 31, 2007	5,514	$55	310	$(11,697)	$199,862	$—	$540	$48,077	$236,837
Net Income / (Loss)	—	—	—	—	—	—	—	(90,280)	(90,280)
IDebt extinguishment under FSP APB14-1	—	—	—	—	(2,312)	—	—	—	(2,312)
Other Postretirement Employee Benefits, net of tax	—	—	—	—	—	—	(65)	—	(65)
Fair value adjustments of short- term investments, net	—	—	—	—	—	—	(495)	—	(495)
Total Comprehensive Loss	—	—	—	—	—	—	—	—	(93,152)
Issuance of common stock pursuant to stock plans	130	2	(15)	2,915	44	—	—	(2,335)	626
Cancellation of previously issued equity awards	(2)	(1)	15	(313)	—	—	—	—	(314)
Equity Settlement - 4.25% Convertible Notes	16,382	164	—	—	60,835	—	—	—	60,999
Stock based compensation	—	—	—	—	5,430	—	—	—	5,430
Stock repurchases	—	—	4,035	(7,965)	—	—	—	—	(7,965)

Balance as of December 31, 2008	22,024	$220	4,345	$(17,060)	$263,859	$—	$(20)	$(44,538)	$202,461

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

EXPRESSJET HOLDINGS, INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

            ExpressJet Holdings, Inc. (“Holdings”) is engaged in the business of transporting people.  Our principal asset is all of the issued and outstanding shares of stock of XJT Holdings, Inc., the sole stockholder of ExpressJet Airlines, Inc. (referred to in this report as “Airlines” and, together with Holdings, as “ExpressJet”, “we” or “us”).  Airlines currently operates a fleet of 244 aircraft.  As of December 31, 2008, our fleet was assigned as follows:

•	214 aircraft for Continental Airlines (“Continental”) as Continental Express pursuant to a capacity purchase agreement (the “Continental CPA”); and
•	30 aircraft in our Corporate Aviation division, which is dedicated to charter contracts and ad-hoc charter service;

            Our primary business is flying 244 aircraft under contractual arrangements for network carriers or entities desiring cost-effective and fully customizable group travel.  During 2008 we dramatically reshaped our business in order to adapt to the unprecedented high fuel costs, recessions in the global economy, reduction in air-travel capacity, and other uncertainties facing the regional airlines, including execution of an agreement with Continental to amend the existing Continental CPA, effective July 1, 2008, (the “Amended Continental CPA”) at lower block hour rates.  Under the terms of the Amended Continental CPA, we are not reimbursed for certain costs, primarily fuel, aircraft rent and certain ground handling services, which were previously recorded as revenue.  We completed most of our transition to the contractually-arranged flying during the fourth quarter ended December 31, 2008.  Additionally, we strengthened our balance sheet through the completion of the refinancing of our convertible debt, reducing the debt obligation from $134.7 million as of December 31, 2007, to $60.8 million as of December 31, 2008.  We stabilized the use of operating cash, as a result of the suspension of our Branded Flying operations.   Furthermore, we mutually agreed with Delta Air Lines (“Delta”) to suspend our capacity purchase agreement (the “Delta CPA”) and pro-rate flying agreements (the “Delta Prorate”) effective September 2, 2008. With the suspension of these flying, we anticipate generating cash from our contractual arrangements with Continental and other entities for group travel.  As a result of these changes, and the different basis in reimbursable costs under the Amended Continental CPA, the financial statements between periods are not comparable.

            We also provide aviation services, such as ground-handling at airport locations across the United States, as well as aircraft repair, overhaul, interior refurbishments and paint, through our three wholly-owned subsidiaries, which include ExpressJet Services, LLC (“ExpressJet Services”), American Composites, LLC (“American Composites”) and InTech Aerospace Services, LP (“InTech”) and our, and majority owned subsidiary, Saltillo Jet Center (“Saltillo”).  During the first half of 2007, we rebranded American Composites, InTech and Saltillo resulting in each doing business under the “ExpressJet Services” trade name.  These entities are collectively referred to herein as “Services.”

            Holdings was incorporated in Delaware in August 1996.  Airlines is one of the largest regional airlines in the world, based on 2008 available seat miles, number of regional jets and passengers transported.

Note 1 – Adjustments and Summary of Significant Accounting Policies

            Adjustments for Retrospective Application of FSP APB 14-1

            We have adjusted the financial statements for the years ended December 31, 2008, 2007 and 2006 to reflect our adoption of the Financial Accounting Standards Board's ("FASB") Staff Position No. APB 14-1, "Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)" ("FSP APB 14-1"), which clarifies the accounting for convertible debt instruments that may be settled in cash (including partial cash settlement) upon conversion.

            The information contained in the financial statements and the notes thereto reflect only the adjustments described below and do not reflect events occurring after March 2, 2009, the date of the original filing of our 2008 Annual Report on Form 10-K, or modify or update those disclosures that may have been affected by subsequent events.

            Adjustment of Interest Expense.  FSP APB 14-1 requires issuers to account separately for the liability and equity components of certain convertible debt instruments in a manner that reflects the issuer's nonconvertible debt (unsecured debt) borrowing rate when interest expense is recognized.  FSP APB 14-1 requires bifurcation of a component of the debt, classification of that component in equity and the accretion of the resulting discount on the debt to be recognized as amortization of debt discount in our consolidated statements of operations.  FSP APB 14-1 is effective for us as of January 1, 2009 and early adoption was not permitted.  However, once adopted, FSP APB 14-1 requires retrospective application to the terms of instruments as they existed for all periods presented.  The adoption of FSP APB 14-1 affects the accounting for our Original 4.25% Convertible Notes due 2023 as well as our current 11.25% Convertible Notes due 2023.   The retrospective application of this pronouncement affects years 2003 through 2008.

            Impact on Income Taxes.  Income taxes have been recorded on the foregoing adjustments to the extent tax benefits were available.

            Summary.  The following table sets forth the effect of the retrospective application of FSP APB 14-1 on certain previously reported line items (in thousands, except per share data):

Consolidated Statements of Operations:

	Year Ended December 31,
	2008		2007		2006

	Originally Reported	As Adjusted	Originally Reported	As Adjusted	Originally Reported	As Adjusted
Gain on extinguishment of debt	$27,785	$29,892	$—	$888	$—	$—
Amortization of debt discount	(3,589)	(10,477)	—	(11,179)	—	(9,764)
Total Non-Operating Income (Expense)	23,663	18,882	(1)	(10,292)	5,385	(4,379)
Income (Loss) before Income Taxes	(92,792)	(97,573)	(106,872)	(117,163)	146,456	136,692
Income Tax Benefit (Expense)	4,597	7,293	36,624	40,922	(53,891)	(50,181)
Net Income (Loss)	(88,195)	(90,280)	(70,248)	(76,241)	92,565	86,511
Earnings (Loss) per Share:
Basic:	(7.83)	(8.01)	(13.08)	(14.20)	17.18	16.06
Diluted:	(7.83)	(8.01)	(13.08)	(14.20)	15.64	15.65

Consolidated Balance Sheets:

	December 31, 2008		December 31, 2007

	Originally Reported	As Adjusted	Originally Reported	As Adjusted
Current maturities of long-term debt, net of discount of $0 and $7,093, respectively	$3,459	$3,459	$138,159	$131,066
Deferred Income Taxes	42,807	42,807	49,662	52,358
Additional paid-in capital	238,065	263,859	171,756	199,862
Accumulated earnings (loss)	(18,744)	(44,538)	71,786	48,077
Total Stockholders’ Equity	202,461	202,461	232,440	236,837

            In addition, the adjustment resulted in changes to our consolidated financial statements and Notes 1, 4, 9, 10, 11 and 17.

            Significant Accounting Policies

            (a) Principles of Consolidation –

            The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles and include the accounts of Holdings and its subsidiaries.  All material intercompany transactions have been eliminated in consolidation.

            On August 31, 2006, ExpressJet purchased the remaining 51% interest in American Composites, an aviation maintenance business in Miami, Florida, for $0.8 million in cash and the results of operations were consolidated in our financial statements beginning on September 1, 2006.  Prior to this date, we accounted for this investment under the equity method of accounting as prescribed by Accounting Principles Board Opinion No. 18 – “The Equity Method of Accounting for Investments in Common Stock.”

            During 2006, we invested $1.5 million for an 80% interest in Saltillo, an aircraft paint facility located in Saltillo, Mexico.  We invested $9.2 million for the construction of the hangar and office facilities from which the company conducts its operations.  As a result, we consolidated Saltillo beginning on August 1, 2006.

            (b) Use of Estimates –

            The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires us to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes.  Actual results could differ from those estimates.

            (c) Cash and Cash Equivalents –

            Cash and cash equivalents consist of cash and short-term, highly liquid investments that are readily convertible into cash and have maturities of three months or less when purchased.  Restricted cash is our collateral for estimated future workers’ compensation claims, letters of credit, charter deposits and holdbacks with our credit card processors.

            Cash flows provided by or used in operations for the years ended December 31, 2008, 2007 and 2006 are as follows:

	Year Ended December 31,

	2008	2007	2006

Cash Flows from Operating Activities:
Net Income (loss)	$(90,280)	$(76,241)	$86,511
Adjustments to reconcile net income to net cash provided by operating activities
Amortization of debt discount	10,477	11,179	9,764
Gain on extinguishment of debt	(29,892)	(888)	—
Gain on sale of short-term investments	(968)	—	—
Impairment charge on short-term investments	21,482	—	—
Deferred income taxes	(9,552)	(7,540)	251
Depreciation and amortization	33,353	29,251	25,771
Impairment on intangibles and long-lived assets	20,815	—	—
Bad debt expense	619	785	—
Deferred credits	(7,854)	—	—
Equity loss from investments in other entities	1,292	8,304	2,036
Stock based compensation	4,464	5,318	2,491
Loss on sale / disposal of assets	5,183	3,168	725
Other, Net	3,370	1,404	26
Changes in operating assets and liabilities:
(Increase) decrease in restricted cash	6,905	(9,487)	—
(Increase) decrease in accounts receivable	3,845	(8,858)	(3,003)
(Increase) decrease in spare parts and supplies	535	(4,630)	894
(Increase) decrease in income tax receivable	36,698	(28,219)	(8,863)
(Increase) decrease in prepayments and other	1,735	(602)	1,660
Increase (decrease) in accounts payable	(2,490)	440	(224)
(Increase) decrease in amounts due to Continental Airlines	(3,187)	1,205	8,353
Increase (decrease) in air traffic liability	(18,213)	18,213	—
Increase (decrease) in accrued payroll and related costs	(11,378)	(1,003)	(1,521)
Increase (decrease) in accrued airport service costs	(12,654)	4,310	1,969
Increase (decrease) in accrued maintenance	(7,848)	1,706	74
Increase (decrease) in other liabilities	(12,549)	12,255	(8,202)

Net Cash Flows provided by (used in) Operating Activities	$(56,092)	$(39,930)	$118,712

            (d) Short-term Investments –

            Short-term investments are comprised of auction-rate securities (“ARS”) which are primarily backed by student loans that are guaranteed by the U.S. government.  Our ARS are reflected at fair value using a discounted cash flow valuation model.  As of December 31, 2008 we estimated the fair value of our ARS to be $41.4 million.

            (e) Accounts Receivables, net –

            Accounts receivable are stated at the historical carrying amount net of write-offs and allowance for uncollectible accounts.  Our allowance for uncollectible accounts at the end of 2008 and 2007 was $0.7 million and $0.4 million.

            (f) Spare Parts and Supplies, net –

            Inventories, expendable parts and supplies relating to flight equipment are carried at average acquisition cost and are expensed when used.  An allowance for obsolescence is provided over the remaining estimated useful life of the related aircraft, plus allowances for spare parts currently identified as excess to reduce the carrying costs to the lower of amortized cost or net realizable value.  These allowances are based on our estimates, which are subject to change.  Our allowance for obsolescence as of December 31, 2008 and 2007 was $12.9 million and $11.5 million, respectively.

            (g) Property and Equipment –

            Property and equipment are recorded at cost and are depreciated to estimated residual values over their estimated useful lives using the straight-line method.  Property and equipment acquired under capital leases are recorded at the lower of the present value of the future minimum lease payments or the fair value of the asset at the inception of the lease.  The estimated useful lives and residual values for our property and equipment are as follows:

	Estimated Useful Life	Estimated Residual Value

Flight Equipment	5 to 25 years	0% to 15%
Ground property and equipment	2 to 10 years	0%
Capital lease - flight and ground	3 to 8 years	0%
Software	5 years	0%
Leasehold Improvements	Lease Term	0%
Buildings	30 years	0%

            Amortization related to assets under capital leases and operating leasehold improvements is included in our depreciation and amortization expense on the income statement.  We amortize assets under capital leases and operating leasehold improvements over the shorter of the asset life or lease term.

            In accordance with Statement of Financial Accounting Standards No. 144 – “Accounting for the Impairment or Disposal of Long-Lived Assets,” we record impairment losses on long–lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of those assets.  The net carrying value of assets not recoverable is reduced to fair value.

            As shown in the following table, our aircraft fleet consisted of 244 regional jets as of December 31, 2008.  We currently lease or sublease all of our existing regional jet aircraft from Continental.  See Note 8 to our consolidated financial statements.  Our aircraft options as of December 31, 2008 are also shown below.  See “Management’s Discussion and Analysis of Financial Condition and Results of Operation – Liquidity and Capital Commitments – Purchase Commitments” of this report.

Type	Total Leased Aircraft	Options	Seats in Standard Configuration

ERJ-145XR	104	50	50
ERJ-145	134	—	50
ERJ-145	6	—	41

Total	244	50

            All 244 aircraft were placed in service prior to 2007.  Our next option exercise date is April 1, 2009.  If we do not exercise or extend our option as of this date, 25 options will expire.  Pursuant to our agreement with Embraer, the 50 options may be exercised for any type of aircraft within the ERJ-145 line of aircraft, which include the ERJ-145 Family, at our discretion.

            (h) Intangible and Other Assets –

            Reorganization Value in Excess of Amounts Allocable to Identifiable Assets (“goodwill”) represents primarily the amount that arose from Continental’s emergence from bankruptcy reorganization in 1993.  Effective January 1, 2002, we adopted and began to account for this asset in accordance with Statement of Financial Accounting Standard No. 142–“Goodwill and Other Intangible Assets” (“SFAS 142”).  SFAS 142 requires testing of goodwill and intangible assets with indefinite lives for impairment rather than amortizing them.  Our goodwill is related to our Contract Flying segment.

            We evaluate the carrying value of this asset each reporting period to determine whether events and circumstances continue to support an indefinite useful life.  We perform an impairment review on an annual basis, or more frequently if events or changes in circumstances indicate that the asset may be impaired.  Our annual impairment test, which is performed as of June 30 of each year, includes the acquisition, market-multiple and income approaches to valuation.  If this review indicates that our goodwill will not be recoverable, the carrying value is reduced to the fair value.  During 2008 we determined our goodwill was fully impaired due to the restructuring of our agreement with Continental and recorded a non-cash charge of $12.8 million.

            Airport operating rights, the rights to use certain take-off and landing slots and gates, are amortized on a straight-line basis over the life of the related airport facility lease, which approximates 20 years, with no residual value.  During 2008 we sold the Airport operating rights at net book value.

            Capitalized costs related to our senior convertible notes is amortized on a straight-line basis through August 2011, the first date at which we may be required to repurchase the notes, with no residual value.

            (i) Investments in Other Entities –

            Investments in unconsolidated companies are accounted for by the equity method of accounting when we have significant influence over the operation of the companies as prescribed by Accounting Principles Board Opinion No. 18 – “The Equity Method of Accounting for Investments in Common Stock” (“ABP 18”).  We review our investments in unconsolidated affiliates for impairment whenever events or changes in business circumstances indicate that the carrying amount of the investments may not be fully recoverable. Evidence of a loss in value that is other than temporary might include the length of time and extent to which the fair value of the investment has been less than the carrying amount of the equity investment, the near and longer-term operating and financial prospects of the entity and our longer-term intent of retaining the investment in the entity. Management’s assessment as to whether any decline in value is other than temporary is based on our ability and intent to hold the investment and whether evidence indicating the carrying value of the investment is recoverable within a reasonable period of time outweighs evidence to the contrary.  If the fair value of the investment is determined to be less than the carrying value and the decline in value is considered to be other than temporary, an appropriate write-down is recorded based on the excess of the carrying value over the best estimate of fair value of the investment.

            (j) Deferred Credits –

            Our spare part and flight training credits are primarily derived from our purchase agreement with Embraer.  All spare part credits are used to offset the purchase price of initial spare parts provisioning for our newly delivered aircraft.  Similarly, the flight training credits are used to pay for the initial simulator rent costs for our pilots.  These credits are recorded in long-term liabilities, with an offsetting entry to prepayments and other current assets or current accrued liabilities if we used more credits than the amount we are entitled to at year-end.  The deferred credits are amortized as a reduction to our aircraft rent expense over the life of the associated aircraft lease.  Amortization totaled $0.5 million and $0.9 million for 2008 and 2007, respectively.  The prepayments and other current assets or current accrued liabilities are reduced as the credits are used or as the remaining firm order aircraft are delivered.  Due to the transition in our business model, we wrote off $7.9 million in deferred credits in 2008.

            (k) Operating Revenue –

            Passenger Revenue.  Prior to July 1, 2008, we were entitled to receive payment for each block hour that Continental scheduled us to fly pursuant to the terms of the Continental CPA.  Payment was based on a formula designed to provide Airlines with a target operating margin of 10% before taking into account variations in certain costs and expenses that were generally within our control.  We had exposure for most labor costs and some maintenance and general administrative expenses if actual costs were higher than those budgeted in our block hour rates.  For the first six months of 2008, we recognized revenues using 2007 block hour rates, pursuant to our agreement with Continental reached in June 2008.  Under the Amended Continental CPA, certain costs are no longer reimbursable (primarily fuel, rent and certain ground handling costs), and therefore such items are presented net in the accompanying Consolidate Results of Operations from the periods July 1, 2008 forward.

            In June 2008, we reached an agreement with Continental to amend the existing Continental CPA.  Under the Amended Continental CPA, which became effective July 1, 2008, we recognize revenue based on fixed contractual rates.  See Note 2 to our consolidated financial statements for further details regarding the Continental CPA.

            Under the Delta CPA, we received a base rate for each completed block hour and departure and were reimbursed for certain pass-through costs.  We recorded the base rate and the reimbursements for pass-through costs as passenger revenue.  Effective September 2, 2008, we mutually agreed with Delta to terminate this agreement.

            Effective September 2, 2008, we terminated our branded flying operations.   Prior to September 2, 2008, tickets for Branded Flying were sold and processed internally, with amounts due settled either by cash payments up front or pursuant to the terms of our agreements with various credit card service vendors.  Additionally, we accepted flight coupons to carry passengers on our aircraft from other air carriers, which were then processed internally and settled on a monthly basis through an airline clearing house, as appropriate, or pursuant to the terms of various industry or codeshare agreements, such as the Delta Prorate Agreement.  We recognized passenger revenue when transportation was provided or when an unused ticket expired.  Nonrefundable tickets expired on the date of the intended flight, unless the date was extended by notification from the customer in advance of the intended flight.  As of December 31, 2008, obligations related to our branded flying air traffic liability have been satisfied.  For the year ended December 31, 2007, the amount of passenger ticket sales not yet recognized as revenue is included in our consolidated balance sheets as air traffic liability.  Amounts receivable from other air carriers under interline agreements were $1.3 million and $2.6 million as of December 31, 2008 and 2007, respectively.  We recognized $18 million in revenue as a result of the cessation of operations due to the adjustments to our air traffic liability, frequent flier liability and certain termination payments.

            Our Corporate Aviation customers typically prepay flights based on estimated charges to be incurred.  Such prepayments are held in escrow and recorded as restricted cash and deferred revenue until the flights have operated.  At that time we recognize the associated revenue and release the funds from escrow.

            We are also required to collect certain taxes and fees from the passengers on behalf of government agencies and remit these back to the applicable agency on a periodic basis.  These taxes and fees include U.S. federal transportation taxes, federal security charges, and airport passenger facility charges.  These items are collected from our customers at the time they purchase their tickets, but are not included in passenger revenue.  We record a liability upon collection from the customer and release the liability when payments are remitted to the applicable governmental agency.

            Ground Handling and Other.  We recognize our non-passenger revenue, ground handling and other revenues as services are provided.

            (l) Segment Reporting –

            Statement of Financial Accounting Standard No. 131, “Disclosures about Segments of an Enterprise and Related Information,” (“Statement 131”) requires disclosures related to components of a company for which separate financial information is available if that segregated information is evaluated regularly by the company’s chief operating decision makers in deciding the allocation of resources and assessing performance.  ExpressJet has three major reportable segments:  Contract Flying, Branded Flying and Aviation Services.

            (m) Wages, Salaries and Related Expenses –

            As our collective bargaining agreements become amendable, we accrue for anticipated retroactive pay that we estimate will be due under the new contract.  We have three stock-based compensation plans:  the ExpressJet Holdings, Inc. 2002 and 2007 Stock Incentive Plans and the ExpressJet Holdings, Inc. 2003 Employee Stock Purchase Plan.  The Company accounts for stock-based compensation utilizing the fair value recognition provisions of SFAS No. 123R, “Share-Based Payment.”  See Note 13 to our consolidated financial statements for further details.

            We are currently self-insured for a portion of our healthcare costs and have a large deductible for our workers compensation liability.  Consequently, reserves for the cost of claims that have not been paid or benefit costs that have been incurred but not yet reported (“IBNR”) as of a given date are estimated.

            (n) Aircraft & Facilities Leases –

            All of our aircraft are either leased or sub-leased from Continental.  The Amended Continental CPA changed the way we pay rent for aircraft covered under the Continental CPA.  Effective July 1, 2008, we no longer pay aircraft lease rent to Continental for the 214 aircraft covered under the Amended CPA with Continental.  Lease payments to Continental relating to the 30 aircraft removed from the Continental CPA are at reduced rates.  We also have airport and maintenance facility leases that are leased from airport authorities or other municipal authorities.  In order to determine the proper classification of a lease as either an operating lease or a capital lease, we must make certain estimates at the inception of the lease relating to the economic useful life and the fair value of an asset, as well as select an appropriate discount rate to be used in discounting future lease payments.  The assumptions used in our lease classification analyses are based on our interpretation of available market data and specific contract terms.  See Note 8 to our consolidated financial statements for further details.

            (o) Maintenance and Repair Costs –

            Maintenance and repair costs for owned and leased flight equipment, including the overhaul of aircraft components, are charged to operating expense as incurred, except for those maintenance costs covered by power-by-the-hour agreements, which are expensed based on contractual terms.  In 2008 and 2007, power-by-the-hour arrangements represented approximately 71% and 75%, respectively, of our maintenance, materials and repairs costs.

            (p) Income Taxes –

            Deferred income taxes, which are provided under the liability method, are determined based on differences between the financial reporting and income tax basis of assets and liabilities and are measured using enacted tax rates and laws.  Operating losses which are dependent on the generation of future taxable income are recorded as a deferred tax asset.  A valuation allowance is provided on deferred tax assets if, based on available evidence, it is more likely than not that future tax benefits will not be realized.  Operating losses for 2007 recorded as a receivable represent the amount which was carried back and applied against previous years’ income.  See Note 10 to our consolidated financial statements for further information on income taxes.

            (q) Fair Value Measurements –

            In September 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Statement No. 157, Fair Value Measurements (“Statement 157”), which is effective for fiscal years beginning after November 15, 2007.  Statement 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about assets and liabilities measured at fair value.  We adopted the provisions of Statement 157 as of January 1, 2008 for our financial assets and liabilities.  The FASB deferred the effective date of Statement 157 for one year as it relates to fair value measurement requirements for nonfinancial assets and liabilities that are not recognized or disclosed at fair value on a recurring basis until 2009, which we do not expect to impact the Company.

            Statement 157 provides a consistent definition of fair value which focuses on exit price and prioritizes, within a measurement of fair value, the use of market-based inputs over entity-specific inputs.  The standard also establishes a three-level hierarchy for fair value measurements based on the transparency of inputs to the valuation of an asset or liability as of the measurement date.  The three tiers of fair value input are defined below:

•	Level 1 – inputs to the valuation methodology which are quoted prices in active markets for identical assets or liabilities;
•

Level 2 – inputs to the valuation methodology which are quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active; or other inputs that are observable, either directly or indirectly, for substantially the full term of the assets or liabilities; and

•	Level 3 – inputs to the valuation methodology which are unobservable and significant to the fair value measurement.

            As of December 31, 2008, we held cash equivalents and short-term investments of ARS that were required to be measured at fair value.  See Note 5 to our consolidated financial statements for further information on fair value measurements.

            (r) Financial Instruments and Risk Management –

            Financial Instruments.  Our financial instruments consist of cash and cash equivalents, short-term investments, accounts receivable, accounts payable, long-term secured debt to Export Development Canada (“EDC”), note payable to Continental (which has been repaid in full) and 11.25% Convertible Secured Notes due 2023.  The carrying amount of cash and cash equivalents, short-term investments, accounts receivable and accounts payable approximate fair value due to the highly liquid nature of these short-term instruments.  As of December 31, 2008 and 2007, the fair value of the EDC Loans was approximately $7.2 million and $12.4 million, respectively.  As of December 31, 2008 and December 31, 2007, we estimated the fair value of our $60.8 million and $134.7 million (carrying value) fixed-rate debt to be $38.9 million and $130.7 million, respectively, based upon quoted market prices.

            Credit Risk Due to Certain Concentrations.  We provide Continental the majority of its regional jet capacity at its hub airports, as well as additional non–hub service.  We are economically dependent upon Continental as most of our revenue and cash flows are received from Continental.  See Item 1A. “Risk Factors” for a detailed discussion of this and other risks.  If Continental defaults on the payment obligations it has to us under the Continental CPA or other agreements, then in addition to any other remedies we may have, we can offset the amount of the defaulted payments against the amounts we owe to Continental under any agreements in an amount corresponding to its defaulted payments.

            (s) Reclassifications –

            Certain reclassifications have been made in prior years’ financial statements to conform to the current year presentation, including adjustments to common stock, additional paid-in capital, and share amounts due to our reverse split (“Reverse Split”) of our common stock in 2008.  In addition, $2.5 million of operating revenue as of December 31, 2006 was reclassed to other operating expenses on the consolidated statement of operations and a $2.0 million increase in restricted cash was reclassed from net cash provided by operating activities to net cash used in investing activities on the consolidated statement of cash flows for the year ended December 31, 2006.

Note 2 – Contract Flying

            As of December 31, 2008, we averaged over 950 daily flights in our Contract Flying, offering passenger service to over 130 scheduled destinations in North America, including Mexico as well as the Caribbean.  We generated $1.1 billion of revenue (80.3% of our total consolidated revenue) in this segment.

            Continental Capacity Purchase and Other Agreements

            General.  A significant portion of our revenue and cash flows is attributable to the Continental CPA.  Under the Continental CPA, Airlines operates flights on behalf of Continental as Continental Express.  Continental controls and is responsible for scheduling, pricing and managing seat inventories and is entitled to all revenue associated with the operation of the aircraft.  We also have various other agreements with Continental that govern our relationship.

            Under the Continental CPA, all marketing-related costs normally associated with operating an airline are borne by Continental.  These costs include:

•	reservations and sales;
•	commissions;
•	advertising;
•	revenue accounting;
•	fare and tariff filings; and
•	food and beverage service.

            2008 Amended Continental CPA.  Prior to July 1, 2008, Airlines was entitled to receive payment for each block hour that Continental scheduled it to fly pursuant to the terms of the Continental CPA.  Payment was based on a formula designed to provide Airlines with a target operating margin of 10% before taking into account variations in certain costs and expenses that were generally within our control.  We had exposure for most labor costs and some maintenance and general administrative expenses if actual costs were higher than those budgeted in our block hour rates.  For the first six months of 2008, we recognized revenues using 2007 block hour rates, pursuant to our agreement with Continental reached in June 2008.

            At such time, we also reached an agreement with Continental to amend the existing Continental CPA.  The Amended Continental CPA, which became effective July 1, 2008, allows us to continue flying, at minimum, 205 aircraft for Continental for seven years while providing Continental the right after one year to reduce the number of aircraft to a minimum of 190 aircraft.  (It should be noted going forward in our document, we will use the designation, “the Continental CPA,” for matters that remained same between the original CPA and the Amended Continental CPA; where matters differed between the original CPA and the Amended Continental CPA, they will be specifically identified to “the Amended Continental CPA.”)The Amended Continental CPA significantly reduces Continental’s governance rights under the original CPA, including easing change-of-control limitations on ExpressJet, reducing restrictions on our flying into Continental’s hub airports, and removing the most-favored-nation clause, allowing us the option to fly for other carriers and to consider other strategic alternatives.  The Amended Continental CPA also removes Continental’s ability to terminate the agreement without cause.

            The Amended Continental CPA provides payments to us at a pre-determined rate based on block hours flown and reimburses us for various pass-through expenses including passenger liability insurance, hull insurance, war risk insurance, landing fees and substantially all regional jet engine expenses under current long-term third-party contracts with no margin or mark-up.  Under the Amended Continental CPA, Continental is responsible for the cost of providing fuel for all flights and for paying aircraft rent for all aircraft covered by the Amended Continental CPA and, therefore, these items are not included in our statements of operations for the three month period ended September 30, 2008 and thereafter.  The fixed block hour rates are considerably lower than the rates under the original agreement and will be subject to annual escalations tied to a consumer price index (capped at 3.5%) at each anniversary date, July 1.  During 2008, we returned as part of the Amended Continental CPA negotiations, 30 aircraft, with Continental bearing the expense related to the aircraft following their return.  We will continue to operate at least 205 aircraft through July 1, 2009.  Beginning on July 1, 2009, Continental can remove up to 15 aircraft making the new minimum aircraft requirement under the agreement 190.  Therefore, we will continue to focus on aggressively managing costs in response to the Amended Continental CPA and the economic difficulties facing the entire airline industry.

            We also entered into a settlement agreement with Continental to release the parties’ claims at the time of the agreement to amend the then existing capacity purchase agreement, relating to certain identified payments under such capacity purchase agreement, including disputes previously disclosed as possible matters for arbitration.

            In September 2008, we agreed with Continental on the first amendment to the Amended Continental CPA in order to compensate us for our fixed costs, considered in the calculation of the pre-determined block hour rates, that cannot be reduced as a result of the unanticipated reduction in aircraft utilization by Continental’s scheduling. We also agreed that if Continental, beginning in year two, increases its aircraft utilization above a predetermined threshold, then it may receive discounts on the agreed, pre-determined block hour rates.  For the last six months of 2008, we recognized an additional $3.4 million in contract revenues as compensation for shortfalls in aircraft utilization.

            In December 2008, we agreed with Continental on the first second amendment to the Amended Continental CPA in order to clarify certain issues related to our revenue recognition, the fuel efficiency program in place in connection with the Amended Continental CPA and depreciation related to the aircraft we operate for Continental and excess inventory related thereto.

            Prior Years’ Settlement of the Continental CPA.  Airlines was entitled to receive payment for each block hour that Continental scheduled it to fly.  Payment was based on a formula designed to provide Airlines with a target operating margin before taking into account variations in certain costs and expenses that were generally within our control.  We had exposure for most labor costs and some maintenance and general administrative expenses if actual costs were higher than those budgeted in our block hour rates.  Prior years’ payment methodologies are described in the following paragraphs.

            2005-2007.   As part of the 2005 rate negotiations, we agreed to cap Airlines’ prevailing margin at 10.0% in an attempt to ensure the long-term stability of the Continental CPA.  Airlines also began including previously unreconciled costs, as discussed above, within the margin band, although it was not reimbursed if these costs are higher and cause its prevailing margin to fall below the 8.5% margin floor.  Airlines remained entitled to receive incentive payments from Continental if its rate of controllable cancellations was lower than its historical benchmark, but was no longer required to pay Continental a penalty for controllable cancellations unless the rate rises above 0.5%.  Airlines continued to receive a small per-passenger fee and incentive payments for certain on-time departure and baggage handling performance.

            The table below describes how variations between Airlines’ actual costs and estimated costs, as determined in the block hour rates, were treated under the Continental CPA from January 1, 2005 to June 30, 2008.

Fully reconciled costs: reconciliation payment, including 10% margin, to the full extent actual costs differ from estimated costs.

 • Fuel and into-plane expenses(1)
 • Aircraft rent
 • Terminal facility rent
 • On-time bonuses and 401(k) company
    match under current plans
 • Taxes (other than income taxes)
 • Passenger liability insurance
 • Hull insurance
 • War risk insurance
 • Landing fees
 • Ground handling services

 • Administrative services provided by
    Continental
 • Third-party security and screening
   expenses
 • Substantially all regional jet engine
    expenses under current long-term
    third-party contracts
 • Depreciation and amortization(2)
 • Glycol, de-icing, snow removal
 • International navigational fees

Costs within the margin band: if actual expenses in this category are sufficiently different from estimates used in the block hour rates so that the prevailing margin is less than 8.5% or greater than 10.0%, then a reconciliation payment is made by either Continental or Airlines to the other so that this prevailing margin will be 8.5% or 10.0%, as applicable.  If the prevailing margin is less than 8.5% due to impact of certain costs, as described below, or if the prevailing margin is above 10.0% due to other items(3), no reconciliation payments would be made from either Continental or Airlines.

• Maintenance, materials and repairs not included above • Passenger services	• Other rental expenses • Other operating expenses

(1)

Under our fuel purchase agreement with Continental, fuel and fuel tax expense are reconciled to the lower of the actual costs or the agreed-upon caps of 66.0 cents per gallon and 5.2 cents per gallon, respectively.  If the fuel purchase agreement with Continental were not in place, the fuel cost, including related taxes, would have been $2.43, $2.04 and $1.80 per gallon for the years ended December 31, 2007, 2006 and 2005 respectively.

(2)	Depreciation is reconciled for assets and capital projects accounted for in the Continental CPA or those approved by Continental outside of the agreement.
(3)

The prevailing margin used to calculate the reconciliation payment does not take into account performance incentive payments, including payments from controllable cancellation performance, litigation costs above a historical benchmark and other costs that are not included in the block hour rates (or covered by adjustments to them) or are not reasonable and customary in the industry.

            In 2007, the fully reconciled costs and costs within the margin band under the Continental CPA represented approximately 59% and 40% of operating costs associated with Continental CPA flying, respectively, in addition to 1% of costs related to the Continental CPA which could not be included in either reimbursable grouping such as certain labor and arbitration costs.  In 2006, the fully reconciled costs and costs within the margin band under the Continental CPA represented approximately 63% and 35% of operating costs associated with Continental CPA flying, respectively.  The remaining 2% of operating costs in 2006 were incurred outside of the Continental CPA in order to support our diversification strategies for the 69 aircraft released from the Continental CPA as well as the administrative operations we assumed from Continental in 2007.

            Some costs that were unreconciled under the Continental CPA prior to 2005 now require Airlines to make a reconciliation payment to Continental if the differences cause the prevailing margin to be greater than 10.0%.  However, if the differences cause the prevailing margin to be less than 8.5%, they remain unreconciled.  These costs are:

•	wages and salaries; and
•	benefits not included in the table above.

            2007 Arbitration.  In 2006, Continental challenged our interpretation of the Continental CPA and sought to impose rates for 2007 that we believed were inconsistent with the methodology established in the agreement.  We were unable to agree on the 2007 rates and, in accordance with the terms of the Continental CPA, we submitted our dispute to binding arbitration.  The arbitration panel determined that the annual 2007 budgeted rates originally presented by Airlines should be reduced in the aggregate by $14.2 million (or less than 1.0% of our total Continental CPA operating revenue), which included the 10% target operating margin.  Although we believe our original rates were appropriate, we were pleased with the panel’s decision.  The 2007 scheduled block hour rates were finalized in October 2007, and we recorded our passenger revenue under the Continental CPA using the block hour rates determined by the panel for all of 2007.

Note 3- Restructuring and Related Special Charges

            Effective July 1, 2008, we entered into a new seven-year capacity purchase agreement with Continental by amending and restating the existing Continental CPA.  The amended agreement is based on fixed block hour rates that are considerably lower than the rates under the original agreement, which was designed to achieve an approximate 10% margin.  Additionally, we suspended flying under our branded flying operations and terminated the Delta CPA and the Delta Prorate in September 2008.  In connection with these capacity reductions and the transition of 30 aircraft back to Continental, we incurred special charges of $22.4 million related to aircraft, employee reductions and certain other charges.

            Special Charges

            The following table sets forth the special charges recorded for the year ended December 31, 2008 and 2007 related to the capacity reductions noted above (in thousands):

	Year Ended December 31,

	2008	2007

Wages and fringe	$19,246	$—
Lease return costs	2,174	—
Deferred Credits	(7,854)	—
Contract termination costs	1,658	—
Unused facility costs	6,287	—
Other	873	—

	$22,384	$—

            Wages and Fringe.  As a result of our restructuring we implemented a reduction in workforce and recorded $19.2 million in severance and continuing medical coverage and other fringe benefits for employees accepting early retirement.  We do not expect additional charges related to the reduction in workforce to be significant.

            Lease Return Costs.  We incurred $2.2 million in costs during 2008 to retrofit 39 returned aircraft to comply with the return conditions specified in the subleases.  These costs included labor and materials to repair, paint, and modify the interiors to prelease conditions.

            Deferred Credits.  We wrote off $7.9 million in deferred credits in 2008.  The credits were from the aircraft manufacturer to cover training and spare parts purchases and were being amortized against aircraft rent expense over the lives of the underlying aircraft leases.  Due to the transition in our business model, we no longer are charged aircraft rent and accordingly wrote off the deferred credits.

            Contract Termination Costs.  During 2008, we incurred $1.7 million in early termination payments to sever contractual relationships that supported our Branded Flying operations.  We are currently in negotiation with other parties to settle early contract terminations so there may be additional contract termination charges in 2009, however we do not expect the charges to be significant.

            Unused Facility Costs and Other.  We recorded a charge of $6.3 million in 2008 for the future rent obligations related to facility leases at locations that supported our suspended operations.  Payments remaining on these lease obligations will continue through 2010.  In addition, we incurred $0.9 million in 2008 to redeploy certain general service equipment from our unused facilities to our other lines of business.

            The above costs are reflected in the line “Special charges” on our consolidated statements of operations.

            As of December 31, 2008 our accruals for special charges we expect to pay in cash are as follows (in thousands):

	Balance December 31, 2007	Special Charges	Payments/ Adjustments	Balance December 31, 2008

Wages and fringe	$—	$19,246	$(18,949)	$297
Leased return costs	—	2,174	(2,174)	—
Contract termination costs	—	1,658	(688)	970
Unused facility costs	—	6,287	(2,335)	3,952
Other	—	873	(873)	—

	$—	$30,238	$(25,019)	$5,219

            Payments related to the wages and fringe accrual and contract termination costs will be made in 2009.  Payments remaining on our lease obligations for unused facilities will continue through 2010.

            In accordance with Statement of Financial Accounting Standards No. 144 Accounting for the Impairment of Long-Lived Assets (SFAS 144) we record impairment charges on long-lived assets used in operations when events and circumstances indicate that the assets may be impaired, the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of those assets and the net book value of the assets exceeds their estimated fair value.  As a result of our impairment test, we concluded the carrying values of certain of our long-lived assets, primarily leasehold improvements in our at-risk flying segment were no longer recoverable.  Consequently, during 2008, we recorded impairment charges of $8.0 million to write these long-lived assets down to their estimated fair values.  Fair values were determined based on estimated future cash flows for Branded Flying which were considered nominal.  No portion of the impairment charge will result in future cash expenditures.  All other long-lived assets for our other reportable segments were tested for impairment but were concluded to be recoverable with projected undiscounted cash flows.

            Goodwill of $12.8 million represents an amount associated with Continental’s bankruptcy restructuring and was recorded on our books prior to ExpressJet’s IPO from Continental in 2002.  In accordance with SFAS No. 142 Goodwill and Other Intangible Assets (SFAS 142), we apply a fair value based impairment test to the net book value of goodwill on an annual basis and if certain events or circumstances indicate that an impairment loss may have been incurred on an interim basis.  The analysis of potential impairment of goodwill requires a two-step process.  The first step is the estimation of fair value.  If step one indicates that impairment potentially exists, the second step is performed to measure the amount of impairment, if any.  Goodwill impairment exists when the estimated fair value of goodwill is less than our carrying value.

            Goodwill is allocated to our contract flying reportable segment.  We estimated fair value based on a discounted projection of future cash flows, supported with market based valuation.  During 2008, we determined goodwill was impaired and recorded a non-cash charge of $12.8 million.

            The impairment charges for both long-lived assets and goodwill total $20.8 million.  These charges are reflected in the line “Impairment of fixed assets and goodwill” on our consolidated statement of operations for the year ended December 31, 2008.

            Fuel.  Under the Amended Continental CPA, Continental is responsible for the cost of providing fuel for all flights and, therefore, effective July 1, 2008, fuel expense is no longer included in our statements of operations for aircraft flying within this arrangement.  Upon the decision to suspend operations for Airlines’ Branded Flying on July 8, 2008, we sold our fixed forward purchase contracts for periods subsequent to September 2, 2008, which resulted in a non-operating gain of approximately $23 million.  To date, we have received $21 million in cash from World Fuel Services with the remaining $2 million held in deposit for future fuel purchases within our Corporate Aviation division.  The funds held in deposit by World Fuel Services earn interest.

Note 4 – Segment Reporting

            The following business discussion is based on the three reportable segments, Contract Flying, Branded Flying and Aviation Services, as they were structured during the year ended December 31, 2008.

                A significant portion of our operating expenses and infrastructure is integrated across segments (e.g., for maintenance, non-airport facility rentals, outside services, general and administrative expenses) in order to support our entire fleet of aircraft; therefore, we do not allocate these costs to the individual segments identified above, but evaluate them for our consolidated operation.  The presentation of our consolidated shared costs is consistent with the manner in which these expenses are reviewed by our chief operating decision makers.  Consequently, the tables below present (in thousands) our operating revenues, including inter-segment revenues, and segment profit / (losses) generated per reportable segment for the years ended December 31, 2008 and 2007.  We also included our reconciliation of the consolidated operating revenue to consolidated net loss before taxes and of our total assets as of December 31, 2008 and 2007.  As discussed in Note 1 to our consolidated financial statements, our consolidated financial statements for each period presented have been adjusted for the retrospective application of FSP APB 14-1, the impact of which is not allocated to a segment, but recorded at the consolidated level.

	Contract Flying	Branded Flying	Aviation Services	Eliminations	Consolidated

Year ended December 31, 2008:
Revenue from customers	$1,059,325	$222,007	$43,841	$(6,960)	$1,318,213
Direct segment expenses	792,611	289,894	23,862	(6,960)	1,099,407

Segment profit (loss)	$266,714	$(67,887)	$19,979	$—	$218,806
Special charges (1)	(13,498)	(29, 701)			(43,199)
Other shared expenses (2)					(292,062)
Gain on extinguishment of debt					29,892
Settlement of fuel contracts		23,149			23,149
Impairment charges on investments					(21,483)
Amortization of debt discount					(10,477)
Interest expense					(9,072)
Interest Income					5,831
Capitalized interest					791
Equity investments loss, net					(1,291)
Other, net					1,542

Consolidated loss before income taxes					$(97,573)

Assets as of December 31, 2008
Segment assets (3)	$136,519	$35,802	$13,933	$—	$186,254
Other shared assets (4)					202,635

Total consolidated assets					$388,889

(1)

Shared special charges for the twelve months ended December 31, 2008, include $21.7 million related to suspended flying under several lines of our at-risk operations in addition to a $12.8 million impairment of goodwill, and $8.0 million impairment of fixed assets and $0.7 million charge related to base closure costs.

(2)

Some of the major components of other shared expenses for the twelve months ended December 31, 2008 are maintenance labor – $77.5 million; general and administrative labor and related expenses – $71.0 million; other general and administrative expenses – $91.3 million; outside services – $36.0 million; and non-airport rentals – $10.0 million.  Transition costs incurred were approximately $6.3 million.

(3)	Assets for the Branded Flying segment will continue to be utilized by the Company and are in process of being redeployed across all operations as of December 31, 2008.
(4)	Other shared assets include assets that are being redeployed to other business segments.

	Contract Flying	Branded Flying	Aviation Services	Eliminations	Consolidated

Year ended December 31, 2007:
Revenue from customers	$1,471,538	$180,520	$41,011	$(7,524)	$1,685,545
Direct segment expenses	1,128,538	295,114	25,423	(7,524)	1,441,551

Segment profit (loss)	$343,000	$(114,594)	$15,588	$—	$243,994
Other shared expenses (1)					(350,865)
Gain on extinguishment of debt					888
Amortization of debt discount					(11,179)
Impairment charges on investments					(7,000)
Interest expense					(8,496)
Interest Income					15,744
Capitalized interest					1,330
Equity investments loss, net					(1,304)
Other, net					(275)

Consolidated loss before income taxes					$(117,163)

Assets as of December 31, 2007:
Segment assets	$179,336	$36,528	$15,515	$—	$231,379
Other shared assets (2)					366,229
Total consolidated assets
					$597,608

(1)

Some of the major components of other shared expenses for the twelve months ended December 31, 2007 are maintenance labor - $76.9 million; general and administrative labor and related expenses - $95.8 million; other general and administrative expenses – $105.5 million; outside services - $44.5 million; and non-airport rentals - $14.6 million.  Transition costs incurred were approximately $13.6 million.

(2)	Other shared assets include assets that are interchangeable between segments.

Note 5 – Fair Value Measurements.

                In September 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Statement No. 157, Fair Value Measurements (“Statement 157”), which is effective for fiscal years beginning after November 15, 2007.  Statement 157 defines fair value, establishes a framework for measuring it and expands disclosures about assets and liabilities measured at fair value.  We adopted the provisions of Statement 157 as of January 1, 2008 for our financial assets and liabilities.  However, the FASB deferred the effective date of Statement 157 for one year as it relates to fair value measurement requirements for nonfinancial assets and liabilities that are not recognized or disclosed at fair value on a recurring basis until 2009, which we do not expect to materially impact the Company.

            The new standard provides a consistent definition of fair value which focuses on exit price and prioritizes, within a measurement of fair value, the use of market-based inputs over entity-specific inputs. The standard also establishes a three-level hierarchy for fair value measurements based on the transparency of inputs to the valuation of an asset or liability as of the measurement date.  The three tiers of fair value input are defined below:

•	Level 1 – inputs to the valuation methodology which are quoted prices in active markets for identical assets or liabilities;
•

Level 2 – inputs to the valuation methodology which are quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active; or other inputs that are observable, either directly or indirectly, for substantially the full term of the assets or liabilities; and

•	Level 3 – inputs to the valuation methodology which are unobservable and significant to the fair value measurement.

            In February 2008, we invested in approximately $65 million in ARS which are classified as available-for-sale securities and reflected at fair value.  The fair value of our ARS is estimated using a discounted cash flow valuation model as of December 31, 2008.  As of December 31, 2008, we continue to earn interest at an average rate of 1.72% on all of our ARS.  At the end of each quarter we record any changes in fair value related to these instruments that we deem to be temporary to accumulated other comprehensive income.  If we determine that any future decline in value was other than temporary, it would be recognized as a charge to earnings as appropriate.

            Our valuation model considers, among other items, the collateralization underlying the ARS, the creditworthiness of our counterparties, the timing of expected future cash flows, and a discount rate which accounts for the liquidity issue associated with the current market conditions.  These securities were also compared, where possible, to other observable market data with similar characteristics, however, due to the contraction in the credit markets and other factors, the market for ARS is currently trading at minimal volumes.  As we could not predict when the market would recover and needed to avail ourselves the flexibility to sell our ARS in the next 12 months, we evaluated and classified, in accordance with accounting guidance our ARS as short-term investments and recognized in the first quarter of 2008 an other-than-temporary impairment of $13.7 million.  This impairment charge was recognized as “Impairment charges on investments” in our consolidated statement of operations.  As of December 31, 2008, we estimated the fair value of our ARS investment to be $41.4 million and recorded net unrealized gains or losses to other comprehensive income, accordingly.  Our total net comprehensive loss for the year ended December 31, 2008 was $0.5 million.

            Subsequent to year-end, we monetized $4.2 million of our ARS for 87.5% of the face value of the securities.  We continue to monitor the ARS market and will aggressively pursue monetizing the assets at or near face value through additional market transactions and will also pursue litigation if necessary to recoup full value.

            Assets that we measure at fair value on a recurring basis are shown below (in thousands):

	As of December 31, 2008 Fair Value Measurements Using
	Total	Level 1	Level 2	Level 3

Cash equivalents	$56,625	$56,625	$—	$—
Short-term investments	41,369	—	—	41,369

Total	$97,994	$56,625	$—	$41,369

            The following table presents our ARS which were measured at fair value on a recurring basis using significant unobservable inputs (Level 3) as defined in Statement 157 as of December 31, 2008 (in thousands):

	Twelve Months Ended December 31,

	2008	2007

Beginning Balance Short-Term Investments	$—	$—
Purchases	65,075	—
Proceeds from Sales / Redemptions	(10,518)	—
Gross realized gains on sales	968	—
Other Than Temporary Impairments (included in non-operating income)	(13,661)	—
Temporary Changes in Market Value (included in other comprehensive income)	(495)	—

Ending Balance Short-Term Investments	$41,369	$—

            We determine the cost basis for our ARS sold using the specific identification method.

Note 6 –– Investments in Other Entities

            Investments in unconsolidated companies are accounted for by the equity method of accounting when we have significant influence over the operation of the companies as prescribed by Accounting Principles Board Opinion No. 18 – “The Equity Method of Accounting for Investments in Common Stock” (“ABP 18”).  The following table details our current non-controlling interests that are accounted for under the equity method of accounting:

	Carrying Amount of Investment at December 31, (in millions)
Company	2008	2007

Wing Holdings, LLC (“Wing”)	$—	6.5
Flight Services and Systems, Inc. (“FSS”)	1.6	3.3

            We purchased a 49% interest in Wing for $16.0 million in June 2005.  The carrying amount of our investment exceeded the amount of the company’s underlying equity by approximately $8.5 million at the time of our investment.  We evaluated the net book value of the company’s fixed assets as of June 30, 2005 and identified approximately a $1.9 million difference between net book value and fair value.  The majority of the difference is being amortized over the remaining average life of the assets identified.  During fourth quarter 2007, we evaluated and determined that the carrying value of our investment in Wing was other-than-temporarily impaired due to continuing net losses through 2007 and the projections of growth were no longer as aggressive as anticipated when we purchased this entity.  Therefore, we recognized an impairment charge of $7.0 million comprised primarily of the inherent goodwill.  During the second quarter of 2008, we impaired the remaining investment balance in Wing due to continuing losses.  Additionally, on July 18, 2008, we received notification that Wing was closing their main facility which represents approximately 64% of projected revenues.  These impairment charges were recognized as decreases to our investment balance and the corresponding equity losses are presented in the line “Impairment charges on investments” in our consolidated statements of operations.

            In January 2006, we purchased a 44% interest in FSS for $3 million.   At the same time, we loaned FSS $1 million which was originally classified in Other Assets, net, on the consolidated balance sheet.  The note was due and payable in full on September 30, 2007, and provided that interest was due and payable quarterly on the 15th day following the close of each calendar quarter.  The note provided that if International Total Services, Inc. (“ITS”) (also owned by the non-ExpressJet owners of FSS) emerged from bankruptcy and FSS could utilize ITS’s federal income tax attributes through a transaction or series of transactions, then any unpaid balance of the note would be deemed paid in full as a contribution by us to the capital of FSS.  The loan interest rate was equal to the lesser of 7% per annum or the three-month LIBOR plus 150 basis points.  In 2008, we determined that FSS had satisfied its obligation on the note and we reclassified it from “Other Assets, net” to “Investments in Other Entities” on our consolidated balance sheets.  As of December 31, 2008, we evaluated and determined that the carrying value of our investment in FSS was other-than-temporarily impaired due to our decision to fully reserve for the value of FSS’s share of ITS’s federal income tax attributes due to the uncertainty of their ultimate realizability.   As such, we recorded an impairment charge of $2.6 million in 2008.  This impairment charge was recognized as a decrease to our investment balance and corresponding equity loss presented in the line “Impairment charges on investments” in our consolidated statements of operations.

            Our proportionate shares of the results of operations from these entities are included in the line “Equity investment income (loss), net” on our consolidated statements of operations.

Note 7 –– Details of Certain Accounts

            Accrued other liabilities consist of the following (in thousands):

	As of December 31,
	2008	2007

Flight operation related expenses	$5,521	$10,396
Marketing	1,619	10,000
Interest	2,726	2,530
Other	10,571	6,707

	$20,437	$29,633

            Other long-term liabilities consist of the following (in thousands):

	As of December 31,
	2008	2007

Spare parts credit	$219	$2,852
Flight training credits	—	4,946
Other	1,531	1,702

	$1,750	$9,500

Note 8 –– Leases

            Under the Amended Continental CPA, Continental will be responsible for paying aircraft rent on all aircraft covered by such agreement, therefore, these items are not included in our statements of operations for periods after June 30, 2008.  Under the original CPA we leased or subleased all our aircraft under operating leases with lease terms ranging from 16 to 16.5 years from Continental at the same terms as the lease agreements between Continental and the third-party lessors.  Therefore, the 214 aircraft operating under the Amended Continental CPA are excluded from the table below as we no longer have future minimum lease commitments related to these aircraft.  Lease payments relating to the 30 aircraft removed from the Continental CPA are at reduced rental rates. This rate decrease is reflected in the tables below.  Rental payments for each aircraft are fixed upon lease execution with no escalation clauses.

            We also lease or sublease, under various operating leases, ground equipment and substantially all of our ground facilities, including facilities at public airports from Continental or the municipalities or agencies owning and controlling such airports.  Though the duration and terms of these leases vary greatly, we expect, in most cases, leases to be renewed or replaced by new leases as required in the normal course of business.  Our leases do not include residual value guarantees.

            As of December 31, 2008, the scheduled future minimum lease payments under capital leases due to third-party lessors and the scheduled future minimum lease payments under operating leases that have initial or remaining non-cancelable lease terms in excess of one year are as follows (in millions):

	Operating Leases

	30 Aircraft	Non- Aircraft	Totals

Year ending December 31, 2009	$21.9	$14.2	$36.1
2010	21.9	9.7	31.6
2011	21.9	9.3	31.2
2012	21.9	9.3	31.2
2013	21.9	8.9	30.8
Later years	32.8	37.5	70.3

Total minimum lease payments	$142.3	$88.9	$231.2

            Amortization of capital leases is included with depreciation expense as disclosed in the financial statements.

            Total rent expense was approximately $236.1 million, $400.4 million and $377.4 million for the years ended December 31, 2008, 2007 and 2006, respectively, which includes non-aircraft rent expense of approximately $39.0 million, $56.2 million and $45.0 million.  Under subleases or leases within the Continental CPA, total rent expense was $145.0 million, $277.2 million and $349.5 million in 2008, 2007 and 2006, respectively.  Under subleases with Continental, total rental expense was $189.5 million, $326.6 million and $315.1 million for 2008, 2007 and 2006, respectively.

            If we defaulted on our payment obligations under our aircraft and facility leases or subleases with Continental, Continental would be entitled to reduce future payments to us under the Continental CPA by the amount of the defaulted payment.

Note 9 –– Long-term Debt

            As of December 31, 2008, long-term debt, including current maturities, totaled $49.0 million (net of discount of $21.1 million), which consisted of our 11.25% Convertible Secured Notes due 2023 and the EDC Loans.

            In July 2003, we completed an offering of $137.2 million aggregate principal amount of Original 4.25% Convertible Notes due 2023 with interest payable semi-annually.  Holders of this debt had the right to require that we repurchase their notes on August 1, 2008, 2013 and 2018 (“Repurchase Dates”) at a repurchase price equal to 100% of the principal amount of the notes to be repurchased plus accrued and unpaid interest, if any.  On August 1, 2008, holders of our Original 4.25% Convertible Notes due 2023 had the right to require us to repurchase their notes at a price equal to 100% of the principal amount of the notes plus any accrued and unpaid interest.  Under the indenture governing the convertible notes, we were able to satisfy the obligation with either cash, shares of our common stock, or a combination of cash and shares.  During 2008, we took the following actions after consulting with our independent financial advisors:

•

Received stockholders approval for two proposals that provided us greater flexibility in satisfying our repurchase obligations with respect to the Original 4.25% Convertible Notes, which included the ability to issue such number of shares of our common stock as necessary to repurchase all outstanding convertible notes that were tendered on August 1, 2008, and increased our authorized common stock from 200 million shares to 400 million shares;

•	Commenced our repurchase offer for the Original 4.25% Convertible Notes and provided written notice to the trustee of our intention to pay the repurchase price wholly in shares of our common stock;
•

Unilaterally amended the indenture governing the notes to increase the coupon from 4.25% to 11.25% over the remaining note term, to provide security based on a pro-rata amount of collateral and to provide for an additional Repurchase Date on August 1, 2011, in order to provide improved terms and additional flexibility for the noteholders; and

•

Issued 16.4 million shares (Reverse Split adjusted) of our common stock in payment of the repurchase price for the $59.7 million principal amount of the notes validly tendered and to settle accrued and unpaid interest due August 1, 2008.  Because the common stock was issued in exchange for the Original 4.25% Convertible Notes exclusively with the existing holders of the notes, and no commission or other compensation was paid in soliciting the exchange, the securities are exempt from registration under Section 3(a)(9) of the Securities Act of 1933.

            In 2008, the tender offer resulted in a gain on extinguishment of our 4.25% Convertible Notes, through the issuance of our 11.25% Convertible Secured Notes based on the accounting guidance in FSP APB 14-1 and EITF 96-19.  In accordance with the accounting literature, the gain on extinguishment was calculated based on an allocation of the fair value of the consideration issued between the liability and equity components as compared to book value.  The total fair value of the consideration issued in the tender offer was $100.4 million based on $59.7 million in shares and the estimated fair value of the 11.25% Convertible Secured Notes of $40.7 million.  Based on the estimated fair value of the liability component of the 4.25% convertible notes immediately prior the tender offer in 2008, this consideration was accounted for as an extinguishment of a $128.2 million liability for $100.4 million, resulting in the gain of $27.8 million.  Because the issuance of our 11.25% Convertible Secured Notes occurred at or around the tender offer, the equity component was deemed to have no value, therefore the proceeds of $100.4 million were assigned to the liability component.  In addition, we recognized extinguishment gains of $2.1 million in 2008 and $0.9 million in 2007 related to repurchases of our original 4.25% convertible notes prior to the tender offer.  Given the credit environment at the time of this transaction, including our own liquidity, our debt was trading at a significant discount, resulting in these gains.  The $68.5 million 11.25% Convertible Secured Notes are also subject to FSP APB 14-1 and we determined the fair value of the liability component to be $40.7 million with the remainder allocated to equity and accounted for as a debt discount which will be amortized over the next put date in August 2011.  The fair value of the liability component of the 11.25% Convertible Secured Notes was based on current market data of our convertible notes, considering interest rates for stand alone debt given the disruption in the credit markets and our own credit rating.

            The debt components of our 11.25% Convertible Secured Notes due 2023 were as follows (in millions):

	Twelve Months Ended December 31,

	2008	2007

Principal amount of convertible notes	$60.8	$134.7
Unamortized debt discount	(21.1)	(7.1)

Net carrying amount	39.7	127.6

            Other than the convertible notes, we do not have any material long-term borrowings or available lines of credit.  Pursuant to the terms of the amended indenture governing the 11.25% Convertible Secured Notes due 2023, we granted a security interest, with a pro-rata portion, (based on the portion that the remaining notes represent of the total convertible notes that were issued) of assets with an appraised value of approximately $181 million, including approximately $96 million in spare parts and $85 million of spare engines.  Based on the principal amount of notes remaining outstanding on August 2, 2008, the pledged collateral for the notes totals approximately $51.5 million in spare parts and $45.3 million in spare engines.  We agreed that we will not as of any fiscal year end permit the aggregate outstanding principal amount of the Notes divided by the fair market value of the pledged collateral to be greater than certain percentages.  If such collateral ratios are greater than the applicable maximum, we will pledge additional spare parts, spare aircraft engines and / or cash and cash equivalents.  Pursuant to the terms of the amended indenture, we are required to deliver a certificate from our appraiser dated not later than 15 business days after January 1 of each year certifying the value as of January 1 or such later date.  We delivered such certificate from our appraiser in January 2009 and the appraised values of $180.4 million have not changed materially from the initial appraisal of $181 million at the amendment date.

            The notes are guaranteed by Airlines.  Except as otherwise specified in the indenture pursuant to which the notes were issued, there are no restrictions on Airlines’ ability to transfer funds to Holdings in the form of cash dividends, loans or advances.  General provisions of applicable state law, however, may limit the ability of any subsidiary to pay dividends or make distributions to its parent in certain circumstances.

            If we elect to use shares of common stock to repurchase any notes, the number of shares will be equal to the repurchase price divided by 97.5% of the average closing sales price of our common stock for the five consecutive trading days ending on the third business day prior to the applicable Repurchase Date (adjusted to take into account the occurrence of certain events that would require adjustment of the conversion rate).  In certain circumstances, the notes were convertible into our common stock, at a ratio of 54.9451 shares of common stock per $1,000 principal amount of notes, which was equivalent to an initial conversion price of approximately $18.20 per common share; however, following our Reverse Split the ratio is now 5.49451, which is equivalent to a price of approximately $182.00 per common share.  The ratio is subject to adjustments if certain events take place, and holders may convert only if the closing sale price per common share exceeds 120% of the conversion price for at least 20 trading days in the 30 consecutive trading day period ending on the last trading day of the preceding calendar quarter.

            In 2008 we purchased $6.5 million of our Original 4.25% Convertible Notes due 2023 and $7.6 million par value (book value of $4.5 million) of our 11.25% Convertible Secured Notes due 2023 for $10.9 million resulting in a net realized gain of $.1 million.  Subsequent to these repurchases our interest expense related to the debt discount will be $8.2 million annually through August 2011.

            As of December 31, 2008 and December 31, 2007, we estimated the fair value of our $60.8 million and $134.7 million (carrying value) fixed-rate debt to be $38.9 million and $130.7 million, respectively, based upon quoted market prices.  In addition, we made interest payments of $4.7 million and $5.8 million in 2008 and 2007, respectively.

            The following table presents the changes in our convertible notes (in millions):

	Twelve Months Ended December 31,

	2008	2007

Beginning Balance in convertible notes, net	$127.6	$118.8
Repurchases	(10.9)	(2.4)
Convertible notes converted to equity	(87.5)	—
Amortization of debt discount	10.5	11.2

Ending Balance in convertible notes, net	$39.7	$127.6

            The EDC Loans consist of $10.7 million loaned to us in May 2003 and $6.6 million loaned to us in September 2003.  The EDC Loans are secured by certain of our flight simulators, flight data software and other equipment related to the simulators.  We used all the proceeds from the EDC Loans to reduce the principal under a note we had issued to Continental.  The amount due to EDC accrues interest at the six-month LIBOR plus 1.75% per annum.  Each of the EDC Loans has a term of 96 months and each contains customary representations, warranties and covenants.  Additionally, Continental is the guarantor of the EDC Loans, and a default under the guarantee would cause an acceleration of the loan.

            The amount of all scheduled debt maturities, due over the next five years and thereafter is as follows (in millions):

Year ending December 31,
2009	$3.5
2010	$3.5
2011	$63.2
2012	$—
2013	$—
Thereafter	$—

            The table above assumes the 11.25% Convertible Secured Notes due 2023 will be due on August 1, 2011, the earliest date that the holders of the notes may require us to repurchase the notes.

            Other than the debt obligations described above, we do not have any other source of long-term borrowings or available lines of credit.

            The following condensed consolidating balance sheets, results of operations and cash flows present separately the financial position of the parent issuer, Holdings, the subsidiary guarantor, Airlines, and all other non-guarantor subsidiaries of Holdings on a combined basis.

	Condensed Consolidating Balance Sheet December 31, 2008 (In thousands)

	Holdings	Airlines	Other Non- Guarantor Subsidiaries	Eliminations	Consolidated Totals

Current assets	$—	$153,182	$8,549	$—	$161,731
Property and equipment, net	108	207,257	13,555	—	220,920
Investments in other entities	1,600	—	—	—	1,600
Other assets	1,722	4,666	2,206	(3,956)	4,638

Total assets	$3,430	$365,105	$24,310	$(3,956)	$388,889

Current liabilities	2,662	91,562	2,048	—	96,272
Intercompany payables (receivables)	(338,432)	332,187	6,245	—	—
Long-term debt	39,740	5,848	—	—	45,588
Other liabilities	3,840	44,672	12	(3,956)	44,568
Stockholders’ equity	295,620	(109,164)	16,005	—	202,461

Total liabilities and stockholders’ equity	$3,430	$365,105	$24,310	$(3,956)	$388,889

	Condensed Consolidating Balance Sheet December 31, 2007 (In thousands)

	Holdings	Airlines	Other Non- Guarantor Subsidiaries	Eliminations	Consolidated Totals

Current assets	$—	$296,348	$6,036	$—	$302,384
Property and equipment, net	112	248,720	14,866	—	263,698
Investments in other entities	3,254	—	6,459	—	9,713
Other assets	15,760	5,907	146	—	21,813

Total assets	$19,126	$550,975	$27,507	$—	$597,608

Current liabilities	130,029	158,557	1,005	—	289,591
Intercompany payables (receivables)	(332,112)	326,233	5,879	—	—
Long-term debt	—	9,308	—	—	9,308
Other liabilities	(3,142)	66,992	(1,978)	—	61,872
Stockholders’ equity	224,351	(10,115)	22,601	—	236,837

Total liabilities and stockholders’ equity	$19,126	$550,975	$27,507	$—	$597,608

	Condensed Consolidating Results of Operations Year Ended December 31, 2008 (In thousands)

	Holdings	Airlines	Other Non- Guarantor Subsidiaries	Eliminations	Consolidated Totals

Operating revenue	$—	$1,306,430	$18,743	$(6,960)	$1,318,213
Operating expenses	985	1,420,074	20,569	(6,960)	1,434,668

Operating income / (loss)	(985)	(113,644)	(1,826)	—	(116,455)

Gain on extinguishment of debt	29,892	—	—	—	29,892
Settlement of fuel contracts	—	23,149	—	—	23,149
Impairment charges on investments	(2,591)	(13,661)	(5,231)	—	(21,483)
Amortization of debt discount	(10,477)	—	—	—	(10,477)
Interest expense	(8,428)	(18,459)	(14)	17,829	(9,072)
Interest income	17,829	5,831	—	(17,829)	5,831
Capitalized interest	—	791	—	—	791
Equity investment income / (loss)	(63)	—	(1,228)	—	(1,291)
Other, net	138	2,177	(773)	—	1,542

Income / (loss) before income taxes	25,315	(113,816)	(9,072)	—	(97,573)
Income tax benefit / (expense)	(9,932)	14,747	2,478	—	7,293

Net income / (loss)	$15,383	$(99,069)	$(6,594)	$—	$(90,280)

	Condensed Consolidating Results of Operations Year Ended December 31, 2007 (In thousands)

	Holdings	Airlines	Other Non- Guarantor Subsidiaries	Eliminations	Consolidated Totals

Operating revenue	$—	$1,676,905	$16,164	$(7,524)	$1,685,545
Operating expenses	1,121	1,777,668	21,192	(7,565)	1,792,416

Operating income / (loss)	(1,121)	(100,763)	(5,028)	41	(106,871)

Gain on extinguishment of debt	888	—	—	—	888
Impairment charges on investments	—	—	(7,000)	—	(7,000)
Amortization of debt discount	(11,179)	—	—	—	(11,179)
Interest expense	(7,358)	(18,944)	(2)	17,808	(8,496)
Interest income	17,934	15,659	—	(17,849)	15,744
Capitalized interest	—	1,330	—	—	1,330
Equity investment income / (loss)	61	—	(1,365)	—	(1,304)
Other, net	83	(146)	(212)	—	(275)

Income / (loss) before income taxes	(692)	(102,864)	(13,607)	—	(117,163)
Income tax benefit / (expense)	946	35,887	4,089	—	40,922

Net income / (loss)	$254	$(66,977)	$(9,518)	$—	$(76,241)

	Condensed Consolidating Results of Operations Year Ended December 31, 2006 (In thousands)

	Holdings	Airlines	Other Non- Guarantor Subsidiaries	Eliminations	Consolidated Totals

Operating revenue	$—	$1,676,846	$9,542	$(4,232)	$1,682,156
Operating expenses	1,985	1,532,360	10,972	(4,232)	1,541,085

Operating income / (loss)	(1,985)	144,486	(1,430)	—	141,071

Amortization of debt discount	(9,764)	—	—	—	(9,764)
Interest expense	(5,913)	(19,225)	(5)	17,808	(7,335)
Interest income	18,029	14,444	—	(17,808)	14,665
Capitalized interest	—	294	—	—	294
Equity investment income / (loss)	194	—	(2,230)	—	(2,036)
Other, net	—	153	(356)	—	(203)

Income / (loss) before income taxes	561	140,152	(4,021)	—	136,692
Income tax benefit / (expense)	35	(50,764)	548	—	(50,181)

Net income / (loss)	$596	$89,388	$(3,473)	$—	$86,511

	Condensed Consolidating Cash Flows Year Ended December 31, 2008 (In thousands)

	Holdings	Airlines	Other Non- Guarantor Subsidiaries	Eliminations	Consolidated Totals

Operating activities	$—	$(56,533)	$(842)	$1,283	$(56,092)
Investing activities	—	(54,995)	(7)	—	(55,002)
Financing activities	—	(20,634)	1,280	(1,283)	(20,637)

Net increase / (decrease) in cash	—	(132,162)	431	—	(131,731)
Cash at the beginning of the period	—	188,834	425	—	189,259

Cash at the end of the period	$—	$56,672	$856	$—	$57,528

	Condensed Consolidating Cash Flows Year Ended December 31, 2007 (In thousands)

	Holdings	Airlines	Other Non- Guarantor Subsidiaries	Eliminations	Consolidated Totals

Operating activities	$—	$(38,912)	$(1,018)	$—	$(39,930)
Investing activities	—	(54,275)	(29)	1,021	(53,283)
Financing activities	—	(9,126)	986	(1,021)	(9,161)

Net increase / (decrease) in cash	—	(102,313)	(61)	—	(102,374)
Cash at the beginning of the period	—	291,148	485	—	291,633

Cash at the end of the period	$—	$188,835	$424	$—	$189,259

	Condensed Consolidating Cash Flows Year Ended December 31, 2006 (In thousands)

	Holdings	Airlines	Other Non- Guarantor Subsidiaries	Eliminations	Consolidated Totals

Operating activities	$—	$117,258	$(232)	$1,686	$118,712
Investing activities	(4,500)	(24,355)	(4,679)	(2,034)	(35,568)
Financing activities	(4,992)	(19,424)	5,272	348	(18,796)

Net increase / (decrease) in cash	(9,492)	73,479	361	—	64,348
Cash at the beginning of the period	9,492	217,669	124	—	227,285

Cash at the end of the period	$—	$291,148	$485	$—	$291,633

Note 10 –– Income Taxes

            Income tax benefit / (expense) for the years ended December 2008, 2007 and 2006 consisted of the following (in millions):

	2008	2007	2006

Federal
Current	$(2.7)	$33.0	$(50.1)
Deferred	9.4	3.2	1.2
State:
Current	0.5	0.4	0.2
Deferred	0.1	4.3	(1.5)

Income Tax Benefit / (Expense)	$7.3	$40.9	$(50.2)

            The reconciliations of income tax computed at the United States federal statutory tax rates to income tax expense for the years ended December 31, 2008, 2007 and 2006 are as follows:

	Amount			Percentage

	2008	2007	2006	2008	2007	2006

	(in millions)
Income tax benefit / (expense) at United States statutory rates	$35.0	$41.4	$(47.9)	35.8%	35.3%	35.0%
State income tax benefit / (expense) (net of federal benefit)	2.4	2.3	(0.9)	2.5	2.0	0.6
Valuation allowance for net operating loss carryforward limitation	(23.1)	—	—	(23.7)	—	—
Valuation allowance for unusable capital losses	(4.7)	—	—	(4.8)	—	—
Meals and entertainment disallowance	(1.2)	(1.9)	(1.6)	(1.2)	(1.6)	1.2
Other	(1.1)	(0.9)	0.2	(1.2)	(0.8)	(0.1)

Income tax benefit / (expense), net	$7.3	$40.9	$(50.2)	7.4%	34.9%	36.7%

            Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the related amounts used for income tax purposes.  Significant components of our deferred tax liabilities and assets as of December 31, 2008 and 2007 are as follows (in millions):

	2008	2007

Deferred Tax Liabilities:
Fixed assets	$40.1	$46.9
Convertible Notes	—	2.7
Other	2.7	2.7

Gross deferred tax liabilities	$42.8	$52.3

Deferred Tax Assets:
International loss carryforwards	$1.8	$1.2
Federal loss carryforwards	38.0	4.6
Federal minimum tax credit carryforward	14.3	14.0
State loss carryforwards	14.0	10.9
Intangible assets	246.0	267.0
Other	26.8	15.3

Gross deferred tax assets	$340.9	$313.0

Valuation allowance / net tax agreement obligation to Continental	340.9	313.0

Net deferred tax liabilities	$(42.8)	$(52.3)

            The tender offer and partial redemption in August 2008 of the 4.25% Convertible Notes due 2023 caused Holdings to trigger a change in ownership limitation under Section 382 of the Internal Revenue Code in August 2008.  Section 382 limits a taxpayer's ability to utilize certain carryover tax attributes after a substantial cumulative change in ownership of their stock.  The regulation mandates a three-year “look back” requiring Holdings to evaluate its position related to Section 382 beginning in 2005.  The results of the look back analysis indicated that Holdings triggered Section 382 changes in ownership in April 2005 and in August 2008.  The April 2005 change resulted in an after tax charge of $1.6 million primarily related to interest on the timing of certain tax obligations. Due to the decrease in our market capitalization, the Section 382 change triggered in August 2008 resulted in our conclusion that it was more likely than not that we would not be able to utilize our deferred tax assets due to this limitation and therefore we recorded an increase of $19.3 million to the valuation allowance.  We recorded the effects of this adjustment in 2008 as any impact to previously reported financial statements was not deemed to be material.

            Also during 2008 we recorded $8.5 million in income tax expense to record a valuation allowance for certain deferred tax assets related to capital losses and, international and state tax net operating losses as it was concluded more likely than not that adequate income would not be generated to utilize these deferred tax assets based on their characterization and/or carryforward period.

            See the table below for expiration dates of our tax attribute loss carryforwards (in millions):

	December 31, 2008	Statutory Carryforward Period	Expiration Year(s)

Net Operating Carryforwards
Federal Loss	$38.0	20	2020 to 2028
Federal Credit	$14.3	No expiration	N/A
State Loss	$14.0	5 to 20	2009 to 2028
International Loss	$1.8	10	2016 to 2018

            In conjunction with our initial public offering in April 2002, the tax basis of our tangible and intangible assets was adjusted to fair value.  This adjustment to tax basis should result in additional tax deductions being available to us through 2017.  In October 2006, Continental entered into a final settlement agreement with the IRS that included periods during which we were included in its consolidated federal income tax return.  Our taxable income was not adjusted, but the amount of net operating losses allocated to us was increased by approximately $31.2 million.  In accordance with our tax agreement with Continental, to the extent we generate taxable income sufficient to realize the additional tax deductions and tax attributes allocated to us, we are required to pay Continental a percentage of the amount of tax savings actually realized, excluding the effect of any loss carrybacks.  We are required to pay Continental 100% of the first third of the anticipated tax benefit, 90% of the second third and 80% of the last third.  However, if the tax benefits are not realized by the end of 2018, we will be obligated to pay Continental 100% of any benefit realized after that date.  Since these payments are solely dependent on our ability to generate sufficient taxable income to realize these deferred tax assets, they are recorded as an obligation to Continental within the deferred tax asset accounts, and the portion we may retain in the future is offset by a valuation allowance.

            At the time of the initial public offering, the valuation allowance and the obligation to Continental offset the step-up in basis of assets in our long-term deferred tax asset account.  There were no payments made to Continental under the tax agreement during 2008 and 2007.  We made approximately $24.8 million and $25.3 million of net payments to Continental under the tax agreement related to the additional tax deductions during 2006 and 2005, respectively.  Because of the April 2005 Section 382 change in ownership, our ability to utilize some of the tax attributes flowing from Continental has been limited.  Our losses in 2007 and 2008 carryback to offset the tax shortfall, but result in an interest charge recorded in current tax expense and discussed above.  Our August 2008 Section 382 ownership change limits our ability to realize the gross deferred tax assets recorded at December 31, 2008.  Federal and many state net operating loss carryovers are subject to substantial annual limitations over their remaining life, while our federal regular tax deductions for our tax amortizable intangible assets are limited for the five year period after this ownership change.  We are currently assessing the impact of this limitation including any amounts that may be owed from Continental to the Company.  If amounts are recoverable from Continental, it may decrease the valuation allowance recorded as of December 31, 2008.

            Our tax agreement increases our dependence on Continental’s financial condition.  If it is determined that any of the tax benefits related to the basis increase should not have been available at the time of utilization and, as a result, we are required to pay additional taxes, interest and penalties, then we could be adversely affected if Continental were unable to indemnify us under the agreement.

            Effective January 1, 2007, we adopted the provisions of Financial Accounting Standards Board issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109” (“FIN 48”), which clarifies the accounting for uncertainty in income taxes recognized in financial statements if a position is more likely than not of being sustained by a taxing authority.  We classify interest and penalties on tax deficiencies as charges to income tax expense.  For the year ended December 31, 2008 we recorded a net interest charge of $1.6 million to income tax expense in the consolidated statements of operations.  As of December 31, 2008 and 2007, there were no material unrecognized tax benefits or associated accrued interest and penalties under FIN 48.  The calendar tax years 2003 through 2007 remain subject to examination by the Internal Revenue Service.

Note 11 – Earnings / (Loss) Per Share

            We account for earnings per share in accordance with Statement of Financial Accounting Standard No. 128 — “Earnings per Share.” Basic earnings per common share (“Basic EPS”) excludes dilution and is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding during the periods presented.  Diluted EPS reflects the potential dilution that could occur if securities or other obligations to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company.  As discussed below under “Reverse Stock Split,” our stock began trading on a split-adjusted basis when the market opened on October 2, 2008.  As required per SEC Staff Accounting Bulletin Topic 4C, “Changes in Capital Structure”, the computation of basic and diluted loss per share has been retroactively adjusted to reflect the reverse stock split for all periods presented in our consolidated statements of operations.

            The following table sets forth the reconciliation of the numerator and denominator of Basic EPS to the numerator and denominator of Diluted EPS for the years ended December 31, 2008, 2007, and 2006 (in thousands, except per share amounts).

	Year ended December 31,

	2008	2007	2006
Numerator:
Net income / (loss)	$(90,280)	$(76,241)	$86,511
Income impact of assumed conversion of convertible debt	—	—	9,794

	$(90,280)	$(76,241)	$96,305

Denominator:
Weighted average common shares outstanding	11,265	5,369	5,386
Effect of stock options	—	—	—
Effect of restricted stock	—	—	13
Assumed conversion of convertible debt	—	—	754

	11,265	5,369	6,153

Basic earnings / (loss) per share	$(8.01)	$(14.20)	$16.06

Diluted earnings / (loss) per share	$(8.01)	$(14.20)	$15.65

            We excluded 55,886 and 60,849 shares of restricted stock from the weighted average shares used in computing Basic EPS for the years ended December 31, 2008 and 2007, respectively, as these shares were not vested as of these dates.

            Weighted average common shares outstanding for the Diluted EPS calculation also include the incremental effect of shares issuable upon the exercise of stock options and restricted stock not yet vested.  We excluded the following common stock equivalents from our Diluted EPS calculations, because their inclusion would have been anti-dilutive:

•

options to purchase 0.4 million, 0.4 million and 0.2 million shares of our common stock for the years ended December 31, 2008, 2007 and 2006, respectively, these options’ exercise prices were greater than the average market price of the common shares for the respective periods; and

•	0.3 million, 0.7 million and 0.8 million shares of common stock equivalents for the assumed conversion of convertible debt for the years ended December 31, 2008, 2007 and 2006, respectively.

            As a result of our tender offer with respect to our Original 4.25% Convertible Notes due 2023, we issued 16.4 million shares (Reverse Split adjusted) of our common stock in payment for the $59.7 million principal amount of the notes validly tendered and to settle accrued and unpaid interest that was due August 1, 2008.

            Reverse Stock Split.  On October 1, 2008, at a special meeting of our stockholders, we received stockholder approval for a proposal to effect a one-for-ten reverse split of our common stock, par value $0.01 per share.  The approved proposal also reduced the number of authorized shares of the Company’s common stock from 400,000,000 to 150,000,000.  The Reverse Split became effective on October 2, 2008.

            The Reverse Split was part of our continuing efforts to return to trading on all New York Stock Exchange (“NYSE”) Group platforms.  In addition, the reverse split was a step to allow us to return to compliance with the continued listing standard of the NYSE on January 20, 2009.  As a result of the Reverse Split, each 10 shares of our common stock was combined into and automatically became one share of our common stock which began trading on a split-adjusted basis when the market opened on October 2, 2008, with cash paid in lieu of fractional shares.  The reverse split affected all shares of our common stock and stock options outstanding immediately prior to the effective time of the Reverse Split.  The Certificate of Amendment did not change the par value of our common stock, which remains at $0.01 per share.

            Each stockholder’s percentage ownership in the Company and proportional voting power remains unchanged after the reverse split except for minor changes and adjustments resulting from fractional shares.  The rights and privileges of stockholders were substantially unaffected by the Reverse Split.

            The Reverse Split which began trading on a split-adjusted basis when the market opened on October 2, 2008 is currently reflected in all share information presented in these financial statements.

Note 12 –– Preferred, Common and Treasury Stock

            Preferred Stock.  We have 10 million shares of authorized preferred stock, par value $0.1 per share.

            Common Stock.  We currently have one class of common stock, par value $.01 per share, with22.0 million shares issued and 17.7 million shares outstanding.  Each share of common stock is entitled to one vote.  Common stockholders would participate ratably in any dividends or distributions on the common stock.

            Treasury Stock.  In July 2005, our Board of Directors authorized the expenditure of up to $30 million to repurchase shares of our common stock.  Additionally, during the fourth quarter of 2008, the Board authorized an additional $15 million for this program.  Purchases have been made from time to time in the open market; the timing of any share repurchases under the program depends on a variety of factors, including market conditions, and may be suspended or discontinued at any time.  We account for our common stock repurchases using the cost method such that when shares are reissued, proceeds in excess of cost are charged to additional paid-in capital and any deficiency is charged to accumulated earnings.  Cost is determined using a weighted average price.  Common stock acquired through the program is available for general corporate purposes.  As of December 31, 2008, we had a balance of $10.1 million remaining within the program for additional purchases.  As discussed in Note 11 to our consolidated financial statements, stockholders approved to effect a Reverse Split of our common stock in 2008.

            The following table details annual activity under the share repurchase program (Reverse Split adjusted):

	Shares Repurchased (in thousands)	Average Cost per Share Excluding Commissions

2008	4,035	$1.91
2007	270	$29.23
2006	—	$—
2005	59	$95.12

            Shares forfeited under our stock based compensation plans are held as treasury stock, which can be used to issue new restricted stock and to satisfy any exercises of stock options.

Note 13 –– Stock-Based Compensation Plans

            As of December 31, 2008, we had three stock-based compensation plans: the ExpressJet Holdings, Inc. 2002 and 2007 Stock Incentive Plans (the “Incentive Plans”) and the ExpressJet Holdings, Inc. 2003 Employee Stock Purchase Plan (the “ESPP”).  These Incentive Plans provide that we may grant awards in the form of stock options or restricted stock to our non-employee directors, our employees or employees of our subsidiaries.  The 2007 Incentive Plan also provides that we may grant awards in the form of performance units, stock appreciation rights, or any other right, interest or option related to shares or other property, including cash.  The aggregate number of shares of our common stock that may be issued under the Incentive Plans may not exceed 3.2 million shares, subject to adjustments as provided in these Incentive Plans.  We have reserved 3.2 million shares of our common stock for issuance under this plan.   Options granted under these Incentive Plans have been awarded with exercise prices equaling the fair market value of the stock on the date of grant, vest over a four-year period for employees or a six-month period for non-employee directors and expire seven years after the date of grant in the case of employees and ten years after the date of grant in the case of directors.

            The fair value of Holdings’ options granted during 2008, 2007 and 2006 was estimated at the date of grant using the Black-Scholes option-pricing model, which requires us to make several assumptions.  The table below summarizes the weighted-average of these assumptions for the year ended December 31, 2008, 2007 and 2006:

	2008	2007	2006

Risk-free interest rate	2.3%	4.7%	4.9%
Dividend yield	—	—	—
Expected market price volatility of our common stock	66.4%	49.3%	50.5%
Expected life of options (years)	9.5	7.0	7.0

            The risk-free interest rate is based on the U.S. Treasury yield curve in effect for the expected term of the option at the time of grant.  The dividend yield on our common stock is assumed to be zero since we do not pay dividends and have no current plans to pay them in the future.  The market price volatility of our common stock was based on historical volatility since April 23, 2002, the date of our initial public offering.  Our methodology is consistent with prior period volatility assumptions.  The expected life of the options is based upon our anticipated expectations of exercise behavior since no options have been exercised since our initial public offering to provide relevant historical data.

            Based upon the assumptions above, the weighted-average fair value of the options granted during 2008, 2007 and 2006 was determined to be $5.03, $3.48 and $3.23.

Options	Shares (in thousands)	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in thousands)

Outstanding at January 1, 2008	475	$88.07	—	$—
Granted	26	7.88	—	—
Exercised	—	—	—	—
Forfeited or Expired	(64)	102.20	—	—
Outstanding as of December 31, 2008	437	$81.22	4.64	$0.00
Exercisable as of December 31, 2008	236	$103.81	3.77	$0.00

                A summary of the status of our unvested shares of restricted stock as of December 31, 2007, and changes during the 12-months ended December 31, 2008, is presented below:

Unvested Shares	Shares (in thousands)	Weighted Average Grant Date Fair Value	Aggregate Intrinsic Value (in thousands)

Outstanding at January 1, 2008	57	$68.57	$1,411
Granted	102	14.22	—
Vested	(54)	46.01	516
Forfeited	(10)	33.15	—
Outstanding as of December 31, 2008	95	$26.76	$162

            As of December 31, 2008, there was $2.9 million of total unrecognized compensation cost related to unvested share-based compensation arrangements granted under the Plans.  That cost is expected to be recognized over a weighted average period of 1.7 years.  Compensation cost recognized for the years ended December 31, 2008, 2007 and 2006 was $5.4 million, $5.7 million and $2.7 million respectively.

            On May 7, 2003, our stockholders approved the ESPP, which authorized the sale of up to one million pre-split shares of our common stock.  We have reserved 100,000 Reverse Split adjusted shares of our common stock for issuance under the ESPP.  Under the plan, all of our employees are eligible to purchase shares of our common stock at 85% of the lower of the fair market value on the first or last day of the semi-annual purchase period.  Our first purchase period began on July 1, 2003.  Employees may sell shares obtained under the ESPP six months after the end of the plan period in which the shares were purchased.  During 2008 and 2007, 59,368 and 8,349 Reverse Split adjusted shares, respectively, of our common stock were issued to our employees at prices ranging from $4.68 to $21.08 in 2008 and prices ranging from $51.26 to $60.18 in 2007

            The fair value of the purchase rights under the ESPP was also estimated using the Black-Scholes model with the following assumptions for 2008, 2007 and 2006, respectively:

ESPP	2008	2007	2006

Risk-free interest rate	3.3%	5.1%	4.7%
Dividend yield	—	—	—
Expected market price volatility of our common stock	65.9%	50.8%	53.2%
Expected life of purchase rights (months)	6	6	6
Weighted average fair value of each purchase right granted	$0.18	$1.17	$2.31

            In November 4, 2005, our Board of Directors approved accelerating the vesting of 669,750 unvested options currently held by employees, including executive officers, with exercise prices greater than $11.00 per share and extended the term of 868,500 employee options that had five-year terms to seven years.  These options were and remain out of the money, and the acceleration and extension were effective immediately.  No options held by non-employee directors were subject to acceleration or extension.  The acceleration of vesting reduces compensation expense upon the adoption of SFAS 123R.

Note 14 –– Employee Benefit Plans

            Effective December 31, 2002, the ExpressJet Airlines, Inc. 401(k) Savings Plan (“401(k) Plan”) was adopted.  Substantially all our domestic employees are covered by this plan.

            Effective October 1, 2004 for Airlines’ mechanics, who are represented by the International Brotherhood of Teamsters, and January 1, 2005 for all other employees, the 401(k) Plan was amended.  Under the amended plan, we offer the following benefits:

•	a service-based retirement match depending on the years of service from 4.0% up to 6.0% of pay per person, which vests over five years; and
•

a service-based retirement contribution depending on years of service and the terms of the collective bargaining agreements, as applicable.  Effective January 1, 2007, the retirement contribution vesting terms changed from a five-year cliff vesting schedule to a 5-year graded vesting schedule.

            For the years ended December 31, 2008, 2007 and 2006, our total expense for the defined contribution plan was $19.4 million, $21.5 million and $19.5 million, respectively.

            Effective January 1, 2009, the 401(k) Plan was amended such that certain matches have been reduced or eliminated depending on the terms of the collective bargaining unit or work group, as applicable.

            The ExpressJet Airlines, Inc. Profit Sharing Plan (the “Profit Sharing Plan”) was adopted effective January 1, 2002 and amended on February 17, 2005.  Under this plan, if Airlines achieves a 10% operating margin, the Profit Sharing Plan will pay out 5% of eligible base pay received during the year to our eligible employees, which excludes employees whose collective bargaining agreements provide otherwise and employees who participate in our management bonus program or any other bonus program designated by the Human Resources Committee of our Board.  Profit sharing expense for the year ended December 31, 2006 was $9.2 million.  Due to our consolidated net operating losses in 2008 and 2007, no profit sharing expense was recognized.  Effective January 1, 2009 the Profit Sharing Plan was amended to pay out 10% of pre-tax profits.

            Effective January 1, 2009, we rolled out an enhanced profit sharing plan (“Enhanced Profit Sharing Plan”) to all eligible employees.  The award pool under the Enhanced Profit Sharing Plan is 50% of pre-tax net income greater than $30 million.  The Enhanced Profit Sharing Plan is paid out before the Profit Sharing Plan.

            We also provide medical bridge coverage for employees between the ages of 60 to 65, with at least 10 years of service who have retired from the Company.  On December 31, 2006 we adopted the recognition and disclosure provisions of Statement 158.  Statement 158 required the recognition of fund status (i.e., the difference between the fair value of plan assets and projected benefit obligations) of its defined benefit plan in the December 31, 2006 statement of financial position, with a corresponding adjustment to accumulated other comprehensive income, net of tax.  The adjustment to accumulated other comprehensive income at adoption represents the new unrecognized actuarial gain and unrecognized prior service costs.

            In 2008, the plan to provide medical bridge coverage for non-pilot employees was frozen to not allow new retirees on or after January 1, 2009.  As a result, we recorded a reduction in our liability and a corresponding curtailment gain of $2.0 million.  The gain is reflected in the line item “Wages, salaries and related costs” in our consolidated statements of operations.

            In December 2007 President Bush signed the Fair Treatment for Experienced Pilots Act (H.R. 4343) into law.  This law increased the mandatory retirement age of commercial pilots from 60 to 65.  As a result of this legislation we no longer are required to provide medical bridge coverage to our pilots between the ages of 60 to 65 and therefore, we have recorded a reduction in our liability and corresponding curtailment gain of $0.8 million.  Our liability for medical bridge coverage for employees as of December 31, 2008 and 2007 was $.9 million and $2.5 million, respectively.

Note 15 –– Commitments and Contingencies

            Capacity Purchase Agreement.  See Note 2 to our consolidated financial statements for further information regarding our capacity purchase agreement with Continental.

            Purchase Commitments.  As of December 31, 2008, we had options for 50 ERJ-145XR aircraft that may be exercised for other types of aircraft within the ERJ-145 Family.  Our next option exercise date is April 1, 2009.  If we do not exercise or extend our option as of this date, 25 options will expire.  During 2005, Continental declined the right to include any of these option aircraft in the Continental CPA.  We retain the right to exercise them and fly these aircraft for other airlines or under our own code, subject to some restrictions; however, we will have to finance our acquisition of these aircraft independently.  Currently, we do not have any firm commitments for aircraft purchases.

            Prior to December 2005, under our power-by-the-hour agreement with Rolls Royce, we were obligated to acquire up to three spare engines to support our existing aircraft and the remaining eight aircraft on firm order.  In December 2005, we negotiated the sale of eight engines to Rolls Royce and, in exchange, entered into seven new engine leases with a Rolls Royce subsidiary.  The engines leased have greater interchangeability than the engines sold.  As a result, we have satisfied our engine obligations and are no longer obligated to purchase the three engines.  These leases are classified as operating leases; hence they are not reflected as assets and liabilities on our balance sheet.

            We also have other contractual obligations of approximately $0.8 billion under our power-by-the-hour contracts with various service providers.  The power-by-the-hour contracts dictate the method by which we pay a vendor based on our actual level of operations in exchange for vendor coverage on specific parts and equipment on our aircraft when those parts and equipment are in need of repair or replacement.  Each contract varies in term and payment procedure.  The estimated amount of our future commitment is based on assumptions related to future level of operations and forecasted payment rates.  Our level of operations, under the Continental CPA, is determined by Continental, which has exclusive scheduling authority over our fleet under the Continental CPA.  The level of operations inherent in the estimate is based on Continental’s most recent operating plan for us, which can be altered at Continental’s sole discretion and included operations for the 30 aircraft operating outside the Continental CPA.  Forecasted payment rates are based on actual rates as of December 31, 2008 and increased annually according to the particular inflation indices detailed in each contract.  Contractual rate increases at actual time of occurrence may be different than the forecasted rates.

            See a summary of all our contractual obligations in Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Commitments – Contractual Obligations and Commercial Commitments.”

            General Guarantees and Indemnifications.  Pursuant to the Continental CPA, we indemnify Continental for certain of our actions and it indemnifies us for some of its actions.

            Additionally, we are party to many contracts, in which it is common for us to agree to indemnify third parties for tort liabilities that arise out of or relate to the subject matter of the contract.  In some cases, this indemnity extends to related liabilities arising from the negligence of the indemnified parties, but typically excludes liabilities caused by gross negligence or willful misconduct.  We cannot estimate the potential amount of future payments under these indemnities until events arise that would trigger a liability under the indemnities.  However, we expect to be covered by insurance for a material portion of these liabilities, subject to deductibles, policy terms and condition.

            Employees.  As of December 31, 2008, approximately 77% of our employees were covered by collective bargaining agreements.  Our contracts with our pilots, dispatchers, flight attendants, and mechanics will be amendable in December 2010, July 2009, August 2010 and August 2009, respectively.  Our contract with our production workers does not have a term but salaries are typically renegotiated each year.  Our other employees are not covered by collective bargaining agreements.

            Legal Proceedings.  We are a defendant in various lawsuits and proceedings arising in the ordinary course of our business.  While the outcome of these lawsuits and proceedings cannot be predicted with certainty and could have a material adverse effect on our financial position, results of operations or cash flows, we do not believe that the ultimate disposition of these proceedings will have a material adverse effect on our financial position, results of operations or cash flows.

Note 16 – Related Party Transactions

            The following is a summary of significant related party transactions that occurred during the three years ended December 31, 2008, other than those discussed elsewhere in the Notes to Consolidated Financial Statements.

            Continental controls the scheduling, ticket prices and seat inventories with respect to Airlines’ operations under the Continental CPA.  In connection with this activity, Continental performs all sales and ticketing functions for Airlines on Continental ticket stock and receives cash directly from the sale of Airlines’ tickets.  Continental purchases or provides payment of certain items on our behalf, including, aircraft rent, fuel, certain payroll expenditures (including related benefits) and insurance, and charges us amounts as stipulated in the agreement.  In general, transfers or sales of assets between us and Continental are recorded at net book value.

            Continental provides various services to us and charges us amounts at rates in accordance with the Continental CPA and other agreements.  The services provided to us by Continental are as follows.

•

Certain customer services such as ground handling.  Charges related to these services were approximately $35.6 million, $67.6 million and $78.7 million for the years ended December 31, 2008, 2007 and 2006, respectively.

•

Centralized services and infrastructure costs, such as technology and some transaction processing.  Charges related to these services were approximately $2.4 million, $5.1 million and $8.1 million for the years ended December 31, 2008, 2007, and 2006, respectively.

            Under our amended master facility and ground handling agreement with Continental, rent expenses are allocated to us at the airport locations where Airlines operates.  Additionally, all terminal facility rents at the hub airports are now borne by Continental and Airlines pays for incremental rent at other Continental–managed locations unless Continental does not operate any aircraft there.  In these situations, Airlines is responsible for the rent expense.  At locations Airlines manages, rent is allocated between Continental and Airlines based on the number of respective passengers.  At common locations for Branded Flying and Continental, Airlines has agreed to allocate the cost of common items based on monthly departures.

            Revenue earned from Continental, including both the Continental CPA and our fixed rate ground handling revenue, was $1.0 billion, $1.4 billion and $1.7 billion for the years ended December 31, 2008, 2007, and 2006, respectively.

            We also have related-party transactions between us (including our subsidiaries) and our equity investees or Continental.  The following quantifies such activities:

•	During 2008, 2007 and 2006, InTech, a wholly owned subsidiary of Holdings, reported sales to Continental totaling $1.7 million, $1.3 million, and $1.1 million respectively.
•	During 2008, 2007 and 2006, Wing, in which Holdings owns a non-controlling interest, provided approximately $0.1 million, $1.9 million and $0.9 million, respectively, worth of services to Airlines.
•

During 2008, 2007 and 2006, FSS, in which Holdings owns a non-controlling interest, provided no services to Airlines in 2008, $1.9 million, and $1.4 million, respectively, worth of services to Airlines.

            We had approximately $0.4 million, $1.2 million and $1.0 million of receivables from our employees as of December 31, 2008 and 2007, respectively.  These receivables are related to uniforms, flight benefit charges and membership fees that are paid back to us through payroll deductions and do not include any of our officers.

Note 17 – Selected Quarterly Financial Data (Unaudited)

            As discussed in Note 11 to our consolidated financial statements, stockholders approved to effect a one-for-ten Reverse Split of our common stock.  All per share information in the following table has been adjusted to reflect the Reverse Split.  Unaudited summarized financial data by quarter for 2008 and 2007 is as follows (in millions, except per share data):

	March 31,	June 30,	September 30,	December 31,

2008
Operating revenue (5)	$448.2	$447.2	$262.3	$160.5
Operating income (loss) (1)	(35.0)	(43.8)	(29.0)	(8.7)
Non-operating income (loss), net (2)	(15.5)	(7.1)	47.5	(6.0)
Net income (loss)	(31.8)	(32.7)	4.4	(30.2)
Basic earnings per share (3)	$(6.20)	$(6.38)	$0.28	$(1.61)
Diluted earnings per share (4)	$(6.20)	$(6.38)	$0.28	$(1.61)

2007
Operating revenue	$412.6	$395.6	$441.3	$436.0
Operating income (loss)	14.3	(42.7)	(36.7)	(41.8)
Non-operating income (loss), net	(0.6)	0.3	(1.4)	(8.6)
Net income (loss)	8.5	(28.1)	(24.1)	(32.5)
Basic earnings per share (1)	$1.58	$(5.20)	$(4.46)	$(6.17)
Diluted earnings per share (2)	$1.62	$(5.20)	$(4.46)	$(6.17)